SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CVS CAREMARK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CVS Caremark Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2011

9:00 A.M.

CVS Caremark Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2011 annual meeting of stockholders to:

■	Elect 12 directors named in the accompanying proxy statement;

■	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011;

■	Act, by non-binding vote, to approve the Company’s executive compensation;

■	Recommend, by non-binding vote, the frequency of future advisory votes on executive compensation;

■	Act on two stockholder proposals to be presented; and

■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 15, 2011 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please read your proxy card or other voting instructions to see which of these options are available to you. Even if you are attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2011.

The proxy statement and annual report to security holders are available at

http://info.cvscaremark.com/investors.

PROXY STATEMENT TABLE OF CONTENTS

i

ii

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Caremark Corporation (the “Company” or “CVS Caremark”) is soliciting your proxy to vote at our 2011 annual meeting of stockholders (or at any adjournment of the meeting; the “Meeting” or “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the Meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 31, 2011 to all stockholders entitled to vote. The Company’s 2010 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Annual Meeting

Date:	May 11, 2011

Time:	9:00 a.m. Eastern Time

Place:	CVS Caremark Customer Support Center (Company Headquarters) One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS Caremark common stock at the close of business on the record date, March 15, 2011. As of the record date, there were 1,366,164,596 shares of common stock outstanding. Each share of CVS Caremark common stock that you own entitles you to one vote.

The Bank of New York Mellon presently holds shares of common stock as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “ESOP”). Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting

Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the Annual Meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record (a “nominee”), you will receive instructions from the nominee that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own as of the record date.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 12 nominees for director (as described beginning on page 58);

■	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011 (as described on page 62);

■	“FOR” approval of the Company’s executive compensation as disclosed in this proxy statement (as described on page 63);

■	For holding future votes on the Company’s executive compensation “EVERY (1) YEAR” (as described on page 64); and

■	“AGAINST” each of the stockholder proposals to be presented (as described beginning on page 65).

One of more groups of stockholders have notified the Company of an intent to propose a resolution at the Annual Meeting requesting that the Board initiate a review of the Company’s role on the board of directors of the U.S. Chamber of Commerce (the “Chamber”), including an evaluation of the Chamber’s policies toward environmental, social and governance issues and our Company’s own initiatives in those areas (the “Chamber Proposal”). The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Meeting other than the agenda items referred to in this proxy statement and the possible submission of the Chamber Proposal.

The Chamber Proposal is not included in this proxy statement. We are actively engaged in discussions with those proponents regarding their concerns. In the event that the Chamber Proposal is presented at the Annual Meeting, the named proxies will have discretionary voting authority under Rule 14a-4(c) of the Securities Exchange Act of 1934 with respect to the Chamber Proposal and intend to exercise such discretion to vote “AGAINST” such proposal if presented at the Meeting.

Revoking your proxy card

You may revoke your proxy card by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy card; or

■	voting in person at the Annual Meeting.

Voting in person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of a nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2011, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the Annual Meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, e-mail or in person. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, for a fee of $25,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they so request, for their expenses in forwarding proxy materials to beneficial owners.

Householding

Under U.S. Securities and Exchange Commission (“SEC”) rules, a single set of annual reports and proxy statements may be sent to any household at which two or more Company stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for the Company. Brokers with accountholders who are Company stockholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to our stockholders, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker so that separate copies may be delivered to you. Stockholders who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their broker.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the Annual Meeting of holders of shares representing a majority of shares entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

■	Item 1. Election of Directors. Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote.

A “majority of votes cast” means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as a vote cast, but “abstentions” and “broker non-votes” will not count as a vote cast with respect to that director’s election.

■	Item 4. Frequency of Advisory Votes on Executive Compensation. Approval of the frequency of advisory votes on executive compensation requires the favorable vote of the majority of votes cast for one of the three options provided, unless none of the three choices receives a majority, in which case we will consider the choice that receives the greatest number of votes (every one, two or three years) the frequency recommended by our stockholders. Abstentions are counted as shares present or represented and voting and have the effect of a vote against all of the frequencies. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

■	All Other Items. For Items 2, 3, 5 and 6, approval is by affirmative vote (at a meeting at which a quorum is present) of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy and entitled to vote. Abstentions are counted as shares present or represented and voting and have the effect of a vote against. Broker non-votes are not counted as shares present or represented and voting and have no effect on the vote.

■	Broker voting. Under current New York Stock Exchange (“NYSE”) rules, if the record holder of your shares (usually a bank, broker or other nominee) holds your shares in its name, your record holder is permitted to vote your shares on Item 2, Ratification of Auditors, in its discretion, even if it does not receive voting instructions from you. On all other Items, your record holder is not permitted to vote your shares without your instructions and such uninstructed shares are considered broker non-votes.

■	Other Matters. As noted above, we have been informed that certain stockholders may introduce a proposal at the Annual Meeting, the Chamber Proposal, that is not included in this proxy statement. Adoption of the Chamber Proposal requires the approval of the majority of the votes cast. In the event the Chamber Proposal is presented at the Meeting, abstentions and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote on that proposal.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted Corporate Governance Guidelines, which are available on our investor relations website at http://info.cvscaremark.com/investors and are also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These Guidelines meet or exceed the listing standards adopted by the NYSE, on which the Company’s common stock is listed.

Meetings of the Board

During 2010, there were 10 meetings of the Board of Directors. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of the Company’s 2010 annual meeting of stockholders attended that annual meeting. In 2010 each director attended at least 75% of the meetings of the Board and of Committees of which he or she was a member.

One Board meeting was our annual meeting of independent directors. The independent directors also regularly hold executive sessions during which the Company’s management does not participate.

The Board’s Leadership Structure

Until March 1, 2011, Mr. Thomas M. Ryan served as both the Company’s Chairman and Chief Executive Officer (“CEO”). Mr. Larry J. Merlo became the President and CEO at that time. Mr. Ryan currently serves as the Company’s Non-Executive Chairman of the Board, and will continue in this position until his retirement at the Annual Meeting. Mr. David W. Dorman will then become Non-Executive Chairman of the Board, and Mr. Terrence Murray will cease being the Lead Director.

The Board believes that the Company and its stockholders are best served by having the flexibility to either have the same individual serve as Chairman and CEO, or two separate persons in those roles. This is demonstrated by recent actions related to the Company’s change in management. While the Company benefitted from having Mr. Ryan act as the Chairman and CEO, after the Annual Meeting, the Board will be led by an independent Chairman.

The independent Chairman will preside at all meetings of the Board, and work with the CEO to set Board meeting agendas and scheduling of Board meetings. In addition, it is expected that the independent Chairman will have many of the duties and responsibilities currently undertaken by the Lead Director, including: the authority to call, and to lead, independent director sessions; the ability to retain independent legal, accounting or other advisors in connection with these sessions; facilitation of communication and service as a liaison between the CEO and the other independent directors; and the duty to advise the CEO of the informational needs of the Board.

The Board believes that Board independence and oversight of management will be effectively maintained through the independent Chairman, Board’s composition and committee system. If in the future the Board decides that a non-independent Chairman should lead, then it will appoint a Lead Director. The Board also believes that it is not necessary to adopt a rigid policy restricting its discretion in selecting the Chairman of the Board (as well as restricting the ability to combine the positions of Chairman and CEO if future circumstances warrant), because this would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman at any particular point in time.

The Board’s Role in Risk Oversight

The Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee annually reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. As part of CVS Caremark’s ongoing Enterprise Risk Management process, each of the Company’s major business units are responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, prioritizing risks and actions to be taken in mitigation and/or response, and reporting to management’s Executive Risk Steering Committee on actions to monitor, manage and mitigate significant risks. Additionally, the Chief Financial Officer (“CFO”), Chief Compliance Officer (“CCO”) and Chief Legal Officer (“CLO”) periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews CVS Caremark’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Management Planning and Development Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Executive Compensation and Related Matters – Compensation Discussion and Analysis – Risk Assessment.” The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees.

The Board considers its role in risk oversight when evaluating the Company’s Corporate Governance Guidelines and its leadership structure. Both the Corporate Governance Guidelines and the Board’s leadership structure facilitate the Board’s oversight of risk and communication with management. Our Chairman and our CEO are focused on the Company’s risk management efforts and ensures that risk matters are appropriately brought to the Board and/or its committees for their review.

Director Nominations

Under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Committee’s charter and are attached to this proxy statement as Exhibit A. Although there is no specific policy on diversity, the Committee values diversity, which it broadly views in terms of gender, race, background and experience, as a factor in selecting members to serve on the Board, and believes that the diversity of the Board’s current composition provides significant benefits to the Company. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience. As desired, the Committee may confer with the Chairman and other directors as to the foregoing matters.

The Nominating and Corporate Governance Committee will consider any director candidates recommended by stockholders who submit a written request to the Secretary of the Company. The candidates should meet the Director Qualification Criteria noted above. The Committee evaluates all director candidates and nominees in the same manner regardless of the source. If a stockholder would like to nominate a person for election or re-election to the Board, he or she must provide notice to the Company as provided in our by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting of stockholders. The notice must include (i) the name and address, as they appear in the

Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock as described in our by-laws), (iii) a written consent indicating that the candidate is willing to be named in the proxy statement as a nominee and to serve as a director if elected, and (iv) any other information that the SEC would require to be included in a proxy statement when a stockholder submits a proposal. See “Other Matters – Stockholder Proposals and Other Business for our Annual Meeting in 2012” for additional information related to the 2012 annual meeting.

The retirement age for CVS Caremark directors is 72. The Company’s Corporate Governance Guidelines provide that no director who is or would be over the age of 72 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific director in exceptional circumstances.

Independence Determinations for Directors

Under the Company’s Corporate Governance Guidelines, a majority of our Board must be comprised of directors who meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, the Board has adopted categorical standards to assist it in making determinations of independence, which are attached to this proxy statement as Exhibit B.

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in March 2011, and determined that each of Edwin M. Banks, C. David Brown II, David W. Dorman, Anne M. Finucane, Kristen Gibney Williams, Marian L. Heard, Jean-Pierre Millon, Terrence Murray, C.A. Lance Piccolo, Richard W. Swift and Tony L. White, is independent. Mr. Merlo is considered an inside director because of his current employment as President and CEO of the Company.

In the course of its review as to the independence of each director, the Committee considered transactions and relationships, if any, between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries, on the other. In that regard, the Committee in making its recommendation and the Board in making its determination as to Mr. Murray’s independence considered that, consistent with the categorical standards, Mr. Murray and members of his immediate family are equity holders in an entity with which the Company has had ordinary course, arm’s-length business dealings that do not cross any of the NYSE bright-line tests, and with respect to which they are not directly responsible for or involved in such entity’s business dealings with the Company. See “Certain Transactions with Directors and Officers”, below.

Contact with the Board, the Lead Director, the Chairman and Other Independent Directors

Stockholders and other parties interested in communicating directly with the Board, the Lead Director, the Non-Executive Chairman of the Board or with the independent directors as a group may do so by writing to them care of CVS Caremark Corporation, One CVS Drive, Woonsocket, RI 02895. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to the Board, the Lead Director, the Non-Executive Chairman of the Board or to independent members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our CEO, CFO and Chief Accounting Officer. The Company’s Code of Conduct is available on the Company’s website at http://info.cvscaremark.com/investors, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website within the timeframe required by SEC rules.

Committees of the Board

Audit Committee

Richard J. Swift, Chair

Edwin M. Banks

Kristen Gibney Williams

William H. Joyce

Jean-Pierre Millon

The Audit Committee met nine times during 2010. Dr. Joyce served as Chair of the Committee until March 1, 2011, when he was succeeded by Mr. Swift. Dr. Joyce is retiring from the Board and the Committee effective at the time of our 2011 Annual Meeting. Mr. Millon was appointed to the Committee following our 2010 annual meeting of stockholders, when Ms. Heard left the Committee. Each member of the Committee is financially literate and independent of the Company and management under the standards set forth in applicable SEC rules and the Corporate Governance Rules of the NYSE. The Board has designated each of Mr. Swift, Mr. Banks and Dr. Joyce as an audit committee financial expert, as defined under applicable SEC rules. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://info.cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, for whose appointment the Committee bears principal responsibility; (iii) the performance of the Company’s internal audit function; (iv) the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures; (v) compliance with the Company’s Code of Conduct; (vi) review and ratification of any related person transactions pursuant to the Company’s policy on such matters; and (vii) compliance by the Company with legal and regulatory requirements. The Committee also approved the Audit Committee Report that is found on page 14 of this proxy statement.

Nominating and Corporate Governance Committee

David W. Dorman, Chair

Edwin M. Banks

C. David Brown II

Anne M. Finucane

Marian L. Heard

C.A. Lance Piccolo

Sheli Z. Rosenberg

The Nominating and Corporate Governance Committee met four times during 2010. Mr. Piccolo was appointed to the Committee following our 2010 annual meeting of stockholders and Ms. Finucane was appointed to the Committee on January 20, 2011. Ms. Rosenberg is retiring from the Board and the Committee effective at the time of our 2011 Annual Meeting. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. The Board has approved a charter for the Committee, a copy of which can be viewed on the Company’s website at http://info.cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for: (i) identifying individuals qualified to become Board members; (ii) recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly-created directorships that may occur between such meetings; (iii) recommending directors for appointment to Board committees; (iv) making recommendations to the Board as to determinations of director independence; (v) evaluating Board and committee performance; and (vi) reviewing and assessing the Company’s Corporate Governance Guidelines and overseeing compliance with such Guidelines.

Management Planning and Development Committee

C. David Brown II, Chair

David W. Dorman

Marian L. Heard

Terrence Murray

Sheli Z. Rosenberg

Tony L. White

The Management Planning and Development Committee met six times during 2010. Ms. Rosenberg served as Chair of the Committee until March 1, 2011, when she was succeeded by Mr. Brown. Ms. Rosenberg is retiring from the Board and the Committee effective at the time of our 2011 Annual Meeting. Ms. Heard was appointed to the Committee following our 2010 annual meeting of stockholders, when Messrs. Millon and Piccolo left the Committee. Mr. White was appointed to the Committee following his election to the Board in March 2011. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. No Committee member participates in any of the Company’s employee compensation programs and none is a current or former officer or employee of CVS Caremark or its subsidiaries. At its meetings, non-members, such as the CEO, the CFO, the Chief Human Resources Officer, the CLO, other senior human resources and legal officers, or external consultants, may be invited to provide information, respond to questions and provide general staff support. However, no CVS Caremark executive officer is permitted to be present during any discussion of his or her compensation or performance, and the Committee may exercise its prerogative to meet in executive session without non-members.

The Committee’s responsibilities are specified in its charter. The charter, as approved by the Board, may be viewed on the Company’s website at http://info.cvscaremark.com/investors, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. These responsibilities fall into six broad categories. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies and programs generally; (ii) evaluates the performance of designated senior executives, including the CEO, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the CEO; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including cash and equity-based compensation) for the Company’s directors; and (vi) approves the Management Planning and Development Committee Report found on page 40 of this proxy statement. The Committee may delegate its authority relating to employees other than executive officers and directors as it deems appropriate and may also delegate its authority relating to ministerial matters.

The Committee oversaw the performance of a risk assessment of the Company’s compensation policies and practices with specific focus on incentive programs across the organization to ascertain any potential material risks that may be created by the compensation programs. The Committee considered the findings of the assessment and concluded that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy, do not encourage employees or officers to take unnecessary or excessive risks and any level of risk is not reasonably likely to have a material adverse impact on the Company. For non-executives, incentives represent a small percentage of total compensation so participants would not be rewarded for excessive risk-taking. The exception would be in sales where commission income can represent a significant portion of total compensation. In that case, our assessment looked at the goal setting process. No sales plan participants establish sales goals; sales goals are established by members of management who do not participate in the sales commission plans. The assessment also looked at the cost of non-executive incentive plans across the organization and determined it is not material to the Company’s financial performance.

A discussion of risk assessment with respect to the executive compensation programs is included in the Compensation Discussion and Analysis section, which begins on page 17.

As provided in its charter, the Committee has the authority to determine the scope of the external compensation consultant’s services and may terminate the engagement at any time. The external compensation consultant reports to the Committee Chair. The Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist the Committee with its responsibilities related to the Company’s executive compensation programs. Mercer’s fees for executive compensation consulting to the Committee in fiscal year 2010 were $434,974. During fiscal 2010, Mercer:

■	Collected, organized and presented quantitative competitive market data for a relevant competitive peer group with respect to executive officers’ target, annual and long-term compensation levels;

■	Reviewed and commented on management recommendations on salary increases, short- and long-term compensation awards and incentive compensation design;

■	Developed and delivered an annual Committee briefing on executive compensation legislative and regulatory developments and trends and their implications for CVS Caremark; and

■	Collected market data and provided recommendations for non-employee director compensation to the Committee for approval by the Board.

During the fiscal year, the Company decided to retain Mercer and its MMC affiliates to provide services, unrelated to executive compensation, which have been reviewed and approved by the Committee. For example, CVS Caremark’s human resources division utilized Mercer on occasion for general human resources and compensation consulting. In 2010, the Company engaged Mercer to collect and organize competitive market data for key non-executive positions. The Company also used other MMC affiliates for services unrelated to executive compensation, including property and casualty insurance brokering and related consulting services, risk management services and bonding services. These other MMC affiliates are separate operating companies of MMC, and the Company has separate relationships with the service teams at each of these operating companies. The aggregate fees paid in 2010 to Mercer and its MMC affiliates for all services unrelated to executive compensation were approximately $3,701,880. With respect to executive compensation services, Mercer has been retained by and answers to the Committee; relationships with the other MMC affiliates are overseen by various management employees of the Company.

The Committee believes that the advice it receives from Mercer is objective and not influenced by the relationship that Mercer and the MMC affiliates might otherwise have with the Company. The Committee and Mercer have policies and procedures in place to preserve the objectivity and integrity of the executive compensation consulting advice, including:

■	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

■	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

■	The Committee has the sole authority to retain and terminate the executive compensation consultant;

■	The consultant has direct access to the Committee without management involvement;

■	While it is necessary for the consultant to interact with management to gather information, the Committee determines if and how the consultant’s advice can be shared with management; and

■	The Committee may choose to meet with the consultant in executive session, without management present, to discuss recommendations.

Executive Committee

C. David Brown II

David W. Dorman

Terrence Murray

Thomas M. Ryan

The Executive Committee did not meet in 2010. At all times when the Board is not in session, the Executive Committee may exercise most of the powers of the Board, as permitted by applicable law.

Director Compensation

The Company uses a full retainer approach to compensating its outside directors, which the Management Planning and Development Committee and the Board believe better reflects the ongoing accountabilities of directors. Service on the Board requires directors to commit significant amounts of time to Company matters year-round, not only at meetings. The full-retainer approach also facilitates administration of the directors’ compensation program. Each non-employee director receives an annual retainer of $260,000. Additional annual retainers are paid as follows: Chairs of the Nominating and Corporate Governance and Management Planning and Development Committees, $10,000 each; Chair of the Audit Committee, $20,000; and Lead Director, $20,000. Each of the retainers is paid semi-annually; at least 75% of each retainer must be paid in shares of Company common stock; directors may elect to receive all of their retainers in stock. The payment of annual and additional retainers in substantially all Company common stock (or fully in Company common stock at a director’s election) is consistent with our policy of using equity compensation to better align directors’ interests with stockholders and enhances the directors’ ability to meet and continue to comply with the stock ownership guidelines described below. Directors may elect to defer receipt of shares; deferred shares will be credited with dividend equivalents.

All non-employee directors must own a minimum of 10,000 shares of CVS Caremark common stock. Directors must attain this minimum ownership level within five years of being elected to the Board and must retain this minimum ownership level for at least six months after leaving the Board. Each of our directors has attained the minimum ownership level except Ms. Finucane and Mr. White, each of whom has five years from the date of her or his election to attain the minimum ownership level.

Directors are eligible to receive stock options, but typically do not receive them and did not receive them in 2010. They do not participate in a pension plan or nonqualified deferred compensation plan with above market earnings. Directors are eligible to participate in the Employee Discount Program and are subject to the same terms of the program as Company employees. Historically, Caremark Rx, Inc. had provided medical, dental and prescription drug coverage to its directors and their eligible dependents while the director was serving on its board. Through 2010, Messrs. Banks and Piccolo were allowed to remain covered under the Company’s medical and dental programs, provided they pay the full cost of coverage. Until June 30, 2011, they are eligible to receive continuing medical and dental coverage through the Company under COBRA, provided they pay the full cost of coverage plus an administrative fee; thereafter they will not be eligible for such coverage. The Company has extended to all directors the option to enroll themselves and their eligible dependents in the Company’s prescription drug benefit program, paying the same premium rates as employees. If a director retires from the Board with at least five years of service, the

Company will allow continued participation in the prescription drug benefit plan, but the director must bear the full cost of the premium.

The following chart shows amounts paid to each of our non-employee directors in fiscal 2010.

Non-Employee Director Compensation – Fiscal Year 2010

Name	Fees Earned and Paid in Cash (1) ($)	Cash Fees Elected to be Paid in Stock (2) ($)	Stock Awards (2) ($)	All Other Compen- sation (3) ($)	Total ($)
Edwin M. Banks	65,000	—	195,000	2,395	262,395
C. David Brown II	—	65,000	195,000	1,677	261,677
David W. Dorman	46	67,454	202,500	—	270,000
Kristen Gibney Williams	65,025	—	194,975	1,387	261,387
Marian L. Heard	65,000	—	195,000	1,677	261,677
William H. Joyce	—	70,000	210,000	—	280,000
Jean-Pierre Millon	65,025	—	194,975	—	260,000
Terrence Murray	24	69,976	210,000	—	280,000
C. A. Lance Piccolo	65,025	—	194,975	5,127	265,127
Sheli Z. Rosenberg	46	67,454	202,500	—	270,000
Richard J. Swift	—	65,000	195,000	1,677	261,677

(1)	The amounts shown include cash payments made in lieu of fractional shares to Mmes. Gibney Williams and Rosenberg and Messrs. Dorman, Millon, Murray and Piccolo.

(2)	These awards are fully vested at grant and the amounts shown represent both the fair market value and the full fair value at grant. As of December 31, 2010, our directors had deferred receipt of shares of Company common stock as follows: Mr. Banks; 17,251 Mr. Brown, 23,001; Mr. Dorman, 14,735; Ms. Heard, 73,372; Dr. Joyce, 96,670; Ms. Rosenberg, 18,694; Mr. Swift, 29,382 shares. In addition, our non-employee directors have options to purchase shares of the Company’s common stock as follows: Mr. Banks, 161,170; Mr. Brown, 83,014; Dr. Joyce, 30,000; Mr. Millon, 67,465; and Mr. Piccolo, 67,465 shares.

(3)	Represents Company contributions for director prescription drug benefits. Amount also includes split dollar life insurance for Mr. Piccolo in the amount of $3,450 and Ms. Williams in the amount of $588.

Certain Transactions with Directors and Officers

In accordance with SEC rules, the Board has adopted a written Related Person Transaction Policy (the “Policy”). The Audit Committee of the Board has been designated as the Committee responsible for reviewing, approving or ratifying any related person transactions under the Policy.

Pursuant to the Policy, all executive officers, directors and director nominees are required to notify the Company’s CLO or Corporate Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, 5% beneficial owner or any immediate family member of such a person has a direct or indirect material interest. Such officers, directors, nominees, 5% beneficial owners and their immediate family members are considered “related persons” under the Policy.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, step-relatives and any other person sharing the household (other than a tenant or household employee).

The CLO or the Corporate Secretary will present any reported new related person transactions, and proposed transactions involving related persons, to the Audit Committee at its next regular meeting, or earlier if appropriate. The Committee shall review transactions to determine whether the related person involved has a direct or indirect material interest in the transaction. The Committee may conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction, and thus that no further review is required under the Policy. On an annual basis, the Committee shall review previously approved related person transactions, under the standards described below, to determine whether such transactions should continue.

In reviewing the transaction or proposed transaction, the Committee shall consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

If after the review described above, the Committee determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being re-reviewed), the transaction will not be entered into or continued, as the Committee shall direct.

Notwithstanding the foregoing, the following types of transactions are deemed not to create or involve a material interest on the part of the related person and will not be reviewed, nor will they require approval or ratification, under the Policy:

(i)	Transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000.

(ii)	Transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction.

(iii)	Transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.

(iv)	Transactions in which the related person’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis.

(v)	Transactions in which the related person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company.

(vi)	Compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Management Planning and Development Committee.

(vii)	Director compensation arrangements, if such arrangements have been approved by the Board.

(viii)	Indemnification payments and payments made under directors and officers indemnification insurance policies or made pursuant to the certificate of incorporation or by-laws of the Company or any of its subsidiaries or pursuant to any policy, agreement or instrument.

The Board reviews the Policy on an annual basis and will make changes as appropriate.

Additionally, under the Company’s Corporate Governance Guidelines and its Code of Conduct, with respect to any transaction in which a director or executive officer has a personal interest, such that a potential conflict of interest could arise, the director or executive officer must report the matter immediately to the Company’s CLO or the CCO who will, where appropriate, report the matter to the Nominating and Corporate Governance Committee for evaluation and appropriate resolution.

If a director has a personal interest in a matter before the Board, the director must disclose the interest to the full Board, will recuse himself or herself from participation in the discussion and will not vote on the matter.

Furthermore, proposed charitable contributions by the Company within any given fiscal year in an aggregate amount exceeding $120,000, to an entity for which a director or a member of his or her immediate family serves as a director, officer, or member of such entity’s fund-raising organization or committee, will be subject to prior review and approval by the Audit Committee (with notification to the Nominating and Corporate Governance Committee).

In addition, under the Nominating and Corporate Governance Committee’s charter, such Committee shall evaluate the possibility that a director’s independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to an organization with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director (which consulting contracts or other indirect forms of compensation are expressly prohibited for Audit Committee members).

On August 31, 2007, Mr. Murray and his children acquired a 64.6% ownership interest in an entity that owns a shopping center in Guilford, CT (the “Center”). A CVS/pharmacy store has been a tenant of the Center since 1994 and is one of 11 existing tenants in the Center, occupying approximately 28% of the Center’s total space. The store’s lease was for an initial 10-year term with two five-year renewal options, which were exercised in 2005 and 2010. The lease, including the payments thereunder, was not changed in any way when the ownership interest in the Center was acquired by the Murrays. The amount paid by the CVS/pharmacy store to the Center in rent and related fees in 2010 was approximately $333,600. Additionally, during 2009 the Company entered into a lease for a larger store location to be built within the Center that will include a drive-thru. When the new location is completed, which is expected to occur in the first half of 2011, the prior lease will be terminated. During 2010 the Company began making interim payments under the new lease that totaled approximately $47,200. The new lease, which has a 25-year term with four 5-year options and rent of $480,000 per year during the initial term, was approved in the ordinary course of business by the Company’s real estate committee and its terms were reviewed and ratified by our Audit Committee under the Policy. The Murrays had no role or involvement in the discussions on behalf of the Center. Consequently, the Company believes that the terms of this transaction were determined in an arm’s-length manner.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of five independent directors. Set forth below is the report of the Committee on its activities with respect to CVS Caremark’s audited financial statements for the fiscal year ended December 31, 2010 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

■	The Committee has received the written disclosures and the letter from Ernst & Young pursuant to applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company; and

■	Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Directors that the audited financial statements be included in CVS Caremark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Richard J. Swift, Chair

Edwin M. Banks

Kristen Gibney Williams

William H. Joyce

Jean-Pierre Millon

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 15, 2011, of each director, each executive officer appearing in the Summary Compensation Table found on page 41 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares. None of the shares listed below has been pledged as collateral.

Ownership of Common Stock (1)
Name	Number		Percent
Edwin M. Banks	202,670	(1)(6)(7)	*
C. David Brown II	158,221	(1)(6)	*
David M. Denton	180,621	(1)(2)(4)(5)	*
David W. Dorman	38,395	(6)	*
Anne M. Finucane	1,907		*
Kristen Gibney Williams	69,186	(8)	*
Marian L. Heard	84,983	(6)	*
William H. Joyce	145,409	(1)(6)	*
Per G.H. Lofberg	330,273	(1)(2)(9)	*
Larry J. Merlo	1,705,885	(1)(2)(3)(4)(5)	*
Jean-Pierre Millon	133,432	(1)(10)	*
Terrence Murray	89,073	(11)	*
C.A. Lance Piccolo	259,381	(1)	*
Sheli Z. Rosenberg	145,923	(6)	*
Thomas M. Ryan	6,896,891	(1)(2)(3)(4)(5)(12)	*
Douglas A. Sgarro	906,610	(1)(2)(4)	*
Richard J. Swift	33,488	(6)	*
Tony L. White	1,960	(13)	*
All directors and executive officers as a group (25 persons)	12,894,069 (7	(1)(2)(3)(4)(5)(6) )(8)(9)(10)(11)(12)(13)	0.94%

*Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 15, 2011 and were exercisable within 60 days thereafter: Mr. Banks, 161,170; Mr. Brown, 83,014; Mr. Denton, 125,914; Dr. Joyce, 30,000; Mr. Lofberg, 33,997; Mr. Merlo, 841,124; Mr. Millon, 67,465; Mr. Piccolo, 67,465; Mr. Ryan, 3,018,094; Mr. Sgarro, 629,686; and all directors and executive officers as a group, 6,231,902.

(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan and/or 2010 Incentive Compensation Plan (together, the “ICPs”) that remain subject to certain restrictions regarding employment and transfer as provided in the ICPs: Mr. Denton, 18,771; Mr. Lofberg, 73,739; Mr. Merlo, 253,297; Mr. Ryan, 476,840; Mr. Sgarro, 80,432; and all executive officers as a group, 1,092,342.

(3)	Includes the following shares of common stock that were receivable upon the lapse of restrictions on restricted stock units or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan, and which do not have current voting rights: Mr. Merlo, 456,977; Mr. Ryan, 1,717,676; and all directors and executive officers as a group, 2,217,562.

(4)	Includes shares of common stock held by the Trustee of the ESOP that are allocated to the executive officers as follows: Mr. Denton, 1,569; Mr. Merlo, 6,172; Mr. Ryan, 8,322; Mr. Sgarro, 2,188; and all executive officers as a group, 27,512.

(5)	Includes the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan, which do not have current voting rights: Mr. Denton, 732; Mr. Merlo, 5,221; Mr. Ryan, 13,687 and all executive officers as a group, 21,556.

(6)	Includes the following shares of common stock constituting deferred non-employee director compensation, which do not have current voting rights: Mr. Banks, 17,313; Mr. Brown, 23,084; Mr. Dorman, 14,788; Ms. Heard, 73,637; Dr. Joyce, 97,019; Ms. Rosenberg, 18,761; Mr. Swift, 29,488; and all non-employee directors as a group, 274,090.

(7)	Includes 1,000 shares held in trusts for the benefit of Mr. Banks’ children. Mr. Banks disclaims beneficial ownership of these shares.

(8)	Includes 7,107 shares held in a family trust.

(9)	Includes 162,000 shares held in a family partnership and 14,400 held by trusts. Mr. Lofberg disclaims beneficial ownership of these securities.

(10)	Includes 65,967 shares held in a family trust.

(11)	Includes 2,148 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest; 10,005 held by membership; Mr. Murray disclaims beneficial ownership of these shares.

(12)	Includes 67,040 shares held by a family foundation. Mr. Ryan disclaims beneficial ownership of these shares.

(13)	Includes 7 shares held by Mr. White’s wife.

Share Ownership of Principal Stockholders

We have been notified by the entity in the following table that it was the beneficial owner (as defined by the rules of the SEC) of 5% of a class of our voting securities as of March 15, 2011. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned (1)	Percent of Class Owned (1)
Common Stock	Davis Selected Advisers, L.P.(1) 2949 East Elvira Road Tucson, AZ 85756	67,904,247	5.0%

(1)	Information based on a Schedule 13G filed February 14, 2011. Davis Selected Advisers, L.P. (“Davis”) is a registered investment adviser. Davis has sole voting power with respect to 62,704,167 of these shares, shared voting power with respect to 5,200,080 of these shares, and dispositive power with respect to all of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

At CVS Caremark, the executive compensation philosophy reflects our strong commitment to paying for performance – both short- and long-term. We measure performance and results against both our challenging internal financial targets and relative to the performance of our external peer group and determine compensation accordingly. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

2010 was a year of transition and included many performance successes. CVS Caremark continued to perform favorably against our peer group on several critical measures including revenue growth, operating income growth, diluted earnings per share growth and return on net assets. However, certain performance metrics, including the performance metrics utilized in our annual and long-term incentive plans, have performed below our targets. Accordingly, consistent with our pay-for-performance philosophy and the terms of our incentive plans, incentive compensation paid to our named executive officers (“NEOs”) for 2010 reflects below-target performance.

Significant 2010 Decisions:

■	Performance for the three-year cycle ending on December 31, 2010 did not meet the threshold performance level necessary to generate an award under our long-term incentive plan (“LTIP”). Consequently, no LTIP payout was made to any NEO.

■	2010 annual cash incentive awards were paid at levels below target for each of the NEOs to reflect operating profit below target.

■	To demonstrate our commitment to linking pay and performance, and in response to stockholder suggestions to incorporate a “return metric” into our executive compensation program, we implemented a new long-term incentive plan featuring a return on net assets performance metric. We believe that return on net assets is an important and appropriate focus, as successful management of our working capital in the near to medium-term drives sustained stockholder value. In addition, we determined that compensation payable based on an assessment of our financial results and progress must include a balanced view of both earnings and returns.

■	We announced a transition sequence of key leadership roles that culminated in 2011:

■	Our Chairman and Chief Executive Officer (“CEO”), Mr. Thomas M. Ryan, announced his retirement to occur in May 2011. Mr. Larry J. Merlo was appointed President and Chief Operating Officer (“COO”) in May 2010 and succeeded Mr. Ryan as CEO on March 1, 2011.

■	Mr. David M. Denton was promoted to Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”).

■	Mr. Per G. H. Lofberg joined the Company in January 2010 as EVP of CVS Caremark Corporation and President – Caremark Pharmacy Services. Mr. Lofberg has more than 30 years of experience in health care and the Pharmacy Benefit Management (“PBM”) industry. His expertise and demonstrated ability to execute growth strategies will be invaluable in CVS Caremark’s PBM business in the evolving health care environment.

Business Highlights and Performance Success

We continue to believe that our Company’s combination of the historic retail and pharmacy business and the growing PBM business is an optimal and winning strategy with significant growth potential that will enable us to succeed in our business priorities. In 2010, CVS Caremark continued to make progress towards achieving our strategic goals and out-performed its peer companies in several key areas:

■	In July 2010, we announced a 12-year contract with Aetna Inc. (“Aetna”) to provide PBM services. This strategic initiative will allow us to manage purchasing, inventory and prescription fulfillment for Aetna’s mail order and specialty pharmacy operations.

■	In December 2010, the Company announced the acquisition of Universal American Corporation’s Medicare Part D business, more than doubling the size of our commitment in this important and growing area. This and the Aetna initiative are integral to our long-term growth strategy.

■	CVS Caremark ranked first or second of companies in our Total Peer Group (as defined below) in revenue growth for both the one-year and the three-year performance periods.

■	Our operating income growth ranked first for the three-year performance period and in the top half for the one-year performance period as compared to our Total Peer Group.

■	Same-store sales growth was the highest in our industry at 2.1%, driven by pharmacy sales growth at 2.9%.

■	Retail operating margin reached a record 9.1% in the fourth quarter and 7.9% for the year.

In addition, in January 2011 we announced a 43% increase in our annual dividend – our eighth consecutive year of dividend increases – which reflects an important commitment to our stockholders. This substantial increase is a consequence of the Company’s solid financial performance, our optimism with respect to future growth and very significant cash generation capabilities, as well as our continued commitment to using our free cash flow to enhance total returns to stockholders through a combination of high-return investments, dividend increases and value-enhancing share repurchases.

Performance Challenges and Incentive Compensation

Even with our successes described above, we experienced certain performance challenges in 2010 that were reflected in the NEO incentive compensation payouts:

■	The compound annual growth rate of earnings per share (“EPS CAGR”), which was the metric for our LTIP for the three-year cycle ending on December 31, 2010, did not meet the threshold performance level necessary to generate an award. Consequently, no LTIP payout was made to any NEO or other LTIP participant.

■	Despite the industry-leading same store sales and record operating margin produced by our retail business and the robust selling season for the PBM business, overall profitability for the Company fell short of the goals we set for ourselves at the beginning of the 2010 fiscal year. Accordingly, our 2010 annual cash incentive awards, which were funded based on Operating Profit and adjusted downward based on a number of factors including the impact of regulatory fines, resulted in payments at levels below the target amounts for our NEOs.

■	Our Total Shareholder Return (“TSR”) for the one-year performance period ranked in the bottom third of our Total Peer Group. This disappointing result was considered by the Committee in its application of negative discretion to NEO annual incentive awards (further discussed below). We continue to believe that TSR is a key performance measure for the Company. Notwithstanding that our self-identified peer group includes a number of companies that do not share the complexities of our business, we hold ourselves to the highest standard and continue to strive to improve our performance in this area.

Key Corporate Governance and Compensation Practices

While well-designed incentive plans based on meaningful performance metrics are central to an effective executive compensation program, we believe there are additional policies and practices which establish and reinforce the key philosophies and guiding principles critical to creating and sustaining a well-governed corporate environment. Representative of those policies and practices at CVS Caremark are the following:

■	Share Award Retention: Each of our Business Planning Committee (“BPC”) members (which includes our NEOs) participates in our long-term incentive (“LTI”) plans. The BPC members are prohibited from selling or trading the shares of stock delivered pursuant to the LTI plans for two years from the payment date, aligning the interests of our executives with the interests of our stockholders.

■	Stock Ownership Guidelines: Each BPC member is subject to stock ownership guidelines, requiring compliance within five (5) years of becoming a member of the BPC. The CEO must own shares of CVS Caremark common stock with a value equal to five times his salary and all other BPC members must own common stock with a value equal to three times his or her base salary.

■	Recoupment Policy: Incentive compensation should be consistent with the Company’s goal of ensuring financial statement accuracy and encouraging ethical behavior. To that end, CVS Caremark has instituted a clawback policy for all annual and long-term incentive awards granted to executive officers. More information about the Company’s Recoupment Policy can be found beginning on page 37.

■	No Tax Gross Ups: The Company does not provide any additional cash compensation to our executive officers to reimburse them for any tax liability as a result of the receipt of any cash, equity compensation or other benefits (except for excise taxes imposed on certain benefits, and only for certain executives under pre-existing arrangements, received in the event of a change in control).

■	Anti-Hedging Policy: The Committee, the Board and executive management take very seriously their responsibilities and obligations to exhibit the highest standards of ethical behavior relative to selling and trading Company stock. All transactions in Company stock must be pre-cleared by the Company’s Chief Legal Officer (“CLO”) or General Counsel. Further, CVS Caremark’s directors and executive officers may not:

■	Trade in Company securities on a short-term basis (Company stock purchased in the open market must be held for at least six months);

■	Purchase Company stock on margin;

■	Engage in short sales; or

■	Buy or sell put, calls or options (other than stock options granted by the Company).

■	Closed Supplemental Executive Retirement Plan (“SERP”): There are presently three employee participants in the Company’s SERP and the SERP does not admit new participants. After Mr. Ryan retires in May 2011, Messrs. Merlo and Sgarro, both long-tenured executives of the Company, will be the only employee participants in the SERP.

Introduction

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to our NEOs, who for 2010, are:

■	Thomas M. Ryan, Chairman and CEO, who also served as President of the Company until May 12, 2010;

■	David M. Denton, EVP and CFO;

■	Larry J. Merlo, President and COO and President – CVS/pharmacy;

■	Per G. H. Lofberg, EVP and President – Caremark Pharmacy Services; and

■	Douglas A. Sgarro, EVP and CLO.

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy and retail clinics, and we are a leading provider of Medicare Part D prescription drug plans. As one of the country’s largest pharmacy benefits managers, we provide access to a network of approximately 65,000 pharmacies, including more than 7,100 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors, and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

A primary component of the Company’s human resources strategy – to ensure that we have high caliber leadership – is the identification, recruitment, development and placement of key management and business talent. The CVS Caremark Board of Directors and the executive management team believe that a crucial aspect of successfully executing this strategy is a comprehensive, integrated and well-defined executive compensation program, which provides competitive and differentiated levels of pay based on corporate and individual performance and reinforces the alignment of executive interests with those of stockholders.

Executive Compensation Philosophy and Core Principles

The Committee is charged with establishing and implementing CVS Caremark’s executive compensation philosophy as well as its strategies and practices. The Committee has identified five core principles that drive our executive compensation philosophy and which we and the Committee believe motivate our executive officers to continually improve the financial and operating position of the Company, encourage personal responsibility for the performance of the business and drive decisions that deliver long-term stockholder value. Our comprehensive executive compensation program flows from the five core principles and the overall CVS Caremark executive compensation philosophy. Our five core principles are:

1. Support, communicate and drive achievement of CVS Caremark’s business strategies and goals.

2. Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS Caremark competes for business and talent.

3. Motivate high performance among executive officers in an incentive-driven culture by delivering greater rewards for superior performance and reduced awards for underperformance.

4. Closely align the interests of executive officers with stockholders’ interests and foster an equity ownership environment.

5. Reward achievement of short-term results as well as long-term stockholder value creation.

The Committee believes each of the components of our executive compensation program, which will be discussed later in this Compensation Discussion and Analysis, must contribute to the furtherance of one or more of our five core principles, as outlined in the following chart:

Compensation Element	Objective	Key Features
Base Salary	Attract and retain high-caliber talent and provide a minimum, fixed level of cash compensation.	Reviewed annually and adjusted based on comparability to external market peers, position responsibility, individual qualifications, performance and corporate profitability.
Annual Cash Incentive	Motivate high performance and reward short-term individual and Company performance results.

Annual cash incentive targets are set as a percentage of base salary.

Payments are based on a formula that includes performance against operating profit target.

Minimum performance threshold (below which no payment will be made) and capped maximum payouts.

Long-Term Incentives

Reward multi-year financial success, which supports the Company’s long-term strategic objectives.

Encourage stock ownership and reinforce an alignment of executives’ interests with those of stockholders.

Generally paid equally in cash and Company common stock based on meeting pre-established performance goals during specified performance cycles.

Minimum performance threshold (below which no payment will be made) and capped maximum payouts.

The executive is prohibited from selling or trading the shares for two years following the payment date.

Stock Options and Restricted Stock Units (“RSUs”)	Align executive and stockholder interests through equity ownership and reward creation of long-term value by encouraging executives to focus on long-term financial progress with the dual objective of enhancing stockholder value and promoting executive retention.

Annual nonqualified stock option grants with seven-year terms that vest in three equal installments on each of the first, second and third anniversaries of the grant date and return actual value only to the extent that the Company’s stock price appreciates.

Annual RSU awards that vest only upon continued employment with the Company. Annual RSU awards for NEOs vest in two equal installments: the first fifty percent of the grant vests on the third anniversary of the grant date; the second fifty percent of the grant vests on the later of the fifth anniversary of the grant date or on the recipient’s 55th birthday.

Compensation Element	Objective	Key Features
Supplemental Retirement Plan I For Select Senior Management (“SERP”)	Supplement the retirement benefits of a limited number of executive officers.	Unfunded SERP, no longer open to new participants. After Mr. Ryan’s retirement, Messrs. Merlo and Sgarro will be the only remaining active participants in the SERP.
Deferred Compensation Plan (“DCP”) and Deferred Stock Compensation Plan (“DSP”)	Provide savings in a tax-efficient manner and enhance focus on stock ownership.

The DCP offers a variety of investment choices, none of which represents an above-market return, with up to a 5% match on eligible compensation deferred into the DCP, offset by any match provided under the qualified defined contribution plan.

The DSP units fluctuate in value based on the performance of the Company’s common stock.

Competitive Positioning

In consultation with Mercer, the Company’s executive compensation consultant, the Committee initiates an annual review of the peer group against which financial performance and competitive positioning of compensation programs are assessed. The principal criteria used to determine membership in the peer group include revenue size and industry segment, with consideration also given to geographic scope, diversification of operations and comparability of compensation practices. Our peer group is comprised of large, first-tier companies with national footprints in pharmacy, pharmacy benefit management, insurance, health care, food, general and specialty retailer segments. In 2010, the Committee reviewed the peer group for purposes of evaluating 2010 compensation levels. Retail companies with revenues generally of $45 to $85 billion and health care companies with revenues of $25 to $110 billion for the most recently completed fiscal year were considered peer companies. CVS Caremark falls in the top quartile when this peer group is ranked by revenue.

The resulting peer group (the “Total Peer Group”) consists of 14 companies:

Retail Peers	2010 Revenues ($B)
Kroger Co.	$82.2
Costco Wholesale Corporation	77.9
Home Depot, Inc.	68.0
Walgreen Co.	67.4
Target Corporation	67.4
Lowe’s Companies, Inc.	48.8
Sears Holding Co.	43.3
Health Care Peers	2010 Revenues ($B)
McKesson Corporation	$109.9
Cardinal Health, Inc.	98.5
UnitedHealth Group Inc.	94.2
AmerisourceBergen Corp.	78.0
Medco Health Solutions Inc.	66.0
Wellpoint Inc.	58.8
Aetna Inc.	34.2
CVS Caremark Corporation	96.4

Wal-Mart Stores, Inc., Humana Inc., Rite Aid Corporation and Express Scripts, Inc. are used as reference points, but their data are excluded from the quantitative analyses of compensation levels because the companies do not meet our criteria. Wal-Mart’s revenues are significantly greater as compared to our Total Peer Group, while Humana, Rite Aid and Express Scripts are below our threshold. Given the Company’s large size relative to its peers, an additional reference group provides further insight into market practices.

Additionally, the Committee considers data from 15 large US-based general industry corporations, excluding companies in the financial services, oil and automobile industries, founder companies and companies with unusual ownership structures, as the Committee and Company management believes these types of companies are not representative benchmarks. Compensation paid to executive officers of the general industry companies is used as a general reference point by the Committee when considering compensation decisions for the Company’s executive officers, but is excluded from the quantitative analyses of compensation levels because the companies are either not in our specific industry segment or do not meet our selection criteria.

Annual Executive Compensation Process

At its January meeting, the Committee reviews current competitive market information supplied by Mercer and considers the Total Peer Group performance results to date. In February, CVS Caremark releases its prior year earnings and financial statements; at that time, the Committee assesses the Company’s performance against short- and long-term goals. The CEO presents to the Committee his recommendations for annual cash incentive, stock option and RSU awards for the other executive officers, outlining his assessment of each officer’s performance, contribution and anticipated future role within the Company. The Committee members consult with other independent directors to determine the appropriate annual cash incentive and equity awards for the CEO within the competitive range established earlier.

Following each fiscal year, CVS Caremark’s finance department provides the Committee an overview of the Company’s performance and the CEO and CFO provide context and background about management’s progress and achievements of business objectives and key strategic initiatives. The financial and business overview also includes an annual and multi-year comparison of CVS Caremark’s performance compared to that of the Total Peer Group. Key financial metrics, including total stockholder return, growth in revenue, operating profit growth and diluted EPS growth, as well as return on net assets, are discussed with a focus on the Company’s ranking within the Total Peer Group. The Committee uses these discussions as a means to guide their decisions relative to the executive officers’ awards in the annual and various long-term incentive plans.

The CEO presents to the independent directors of the Board a self-assessment of his performance against his strategic, operational and financial goals of the Company which were approved by the Board at the beginning of the performance year. The Lead Director and the Committee Chair facilitate a private meeting with all of the independent directors to discuss and assess the performance of the CEO, who later discuss the directors’ perspectives with the CEO. The Committee’s members consider the independent directors’ assessments in reviewing the CEO’s total compensation and determining his annual incentive compensation award and equity compensation grants.

The CEO also discusses with the Committee each executive officer’s performance and contribution, with specific attention to progress toward specific strategic, operational and financial goals assigned at the beginning of the year, as well as a review of each officer’s strengths and areas of opportunity, potential future assignments, development strategies and role in the Company’s management succession plan. The Committee and the Board also may meet with each executive officer during the year to assess performance.

Following the relevant performance period, the Committee may also apply negative discretion (further described below), as appropriate, in determining the final annual incentive awards for the CEO and other executive officers.

In accordance with the sequence described above, at its meeting on February 17, 2010, the Committee took a number of actions:

■	It approved the value of annual equity awards for each of the executive officers, including the CEO. Awards for each of the executive officers were at or above target levels, reflecting achievement of the Company’s short-term strategic and operational goals and significant progress toward long-term objectives through 2009.

■	The grant date for annual stock option and RSU awards was set as the first business day of the Company’s second quarter, which was April 1, 2010.

■	The Committee approved the proportion of option value to RSU value within each equity award. For Messrs. Ryan, Merlo and Lofberg, the proportion of option value and RSU value was split equally. For Messrs. Denton and Sgarro, the proportion of stock option value to RSU value was split 75%/25%.

The grant date full fair value of the stock options and RSUs granted to each named executive officer during fiscal 2010 is shown in the Summary Compensation Table on page 41. Additional information about the 2010 awards, including stock option exercise price and the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table on page 44.

During the March meeting, the Committee considers total compensation survey data, including information on base salaries, annual bonus award targets and actual awards, long-term incentive pay, including stock option grants, RSU awards and other performance-based compensation, for the named executive officers at companies within the Total Peer Group and general industry reference companies. This information is compiled by Mercer and discussed with the Committee. In addition, compensation information from general industry surveys, as well as retail and health care surveys, for positions of other BPC members is presented to the Committee. The Committee considers this information when making current year base salary decisions and establishing relevant compensation targets.

Total Direct Compensation

The Company’s management recommends and the Committee and Board approve financial performance targets that are challenging and, if achieved, can deliver superior value to stockholders. Consistent with the setting of “stretch” performance targets and the relative value of their achievement as measured by return to stockholders, CVS Caremark positions its target total direct compensation, which is comprised of base salary plus annual and long-term incentives, for its executive officers between the 50th and 75th percentiles of that of the organizations in its Total Peer Group. The Committee believes that it is appropriate to reward the executive management team with compensation above the competitive median if the financial targets associated with the variable pay programs are delivered or exceeded. Conversely, if the financial targets are not met, awards are reduced.

Cash versus Non-Cash Compensation

The Committee recognizes the competitive need for an appropriate amount of current cash, comprised of base salary, annual incentive and the cash portion of the LTI plans. As part of its annual review of the competitiveness and efficacy of the CVS Caremark compensation program, the Committee monitors the relative levels of cash and non-cash compensation to ensure that it places maximum focus on the non-cash components.

Fixed versus Variable Compensation

The annual incentive program, LTI plans and service-based equity award program tie a significant amount of variable compensation to the executive’s continued employment (subject to the vesting and forfeiture provisions of the stockholder-approved incentive plan and their equity grant agreements) and the performance of CVS Caremark common stock over the vesting and option exercise periods. The performance metrics for the annual incentive and LTI plans and the range of opportunity relative to target are consistent for all the NEOs, including the CEO. However, in determining individual awards the Committee considered the appropriate individual target incentive opportunity.

For fiscal year 2010, the percentage of target total direct compensation represented by at-risk pay (short- and long-term incentives) for CVS Caremark’s NEOs was as follows:

Components of Executive Compensation Program

The Committee believes a well-balanced executive compensation program must motivate and reward participants for delivering annual financial results. It must also focus the executives’ attention on long-term goals that track financial progress and value creation. These long-term goals include profitability and total stockholder value, typically measured by returns on the Company’s common stock. The Committee recognizes that while stock prices are generally a good indicator of corporate performance over time, external factors that are beyond CVS Caremark’s influence may also have a substantive impact on its stock price. Consequently, the Committee believes that in addition to stock price, other performance indicators including profitability and sound financial management of our working capital should also be measured and factored into payments under our executive compensation program. The Committee has designed its executive compensation program in a manner intended to achieve these objectives.

CVS Caremark’s executive compensation program currently consists of the following: base salary; an annual cash incentive; a three-pillar long-term incentive program; SERP; and other benefits, including very limited perquisites.

The three-pillar long-term incentive program – consisting of stock options, time-vested RSUs and LTI plans generally settled in cash and stock – represents the majority of the compensation opportunity and actual rewards for the executive management team. The Committee believes that this approach, complemented by the annual incentive plan, provides an optimal pay mix to achieve the financial objectives of stockholders while extending to executive management competitive cash compensation and a wealth creation opportunity derived from value created through stock price growth.

Base Salary

A competitive base salary is designed to attract and retain high-caliber talent and provide a minimum, fixed level of cash compensation. The Committee annually reviews the base salaries of the NEOs and considers adjustments based on position responsibility, individual qualifications and performance, and Company performance. This review includes a comparison of current salaries of those reported for comparable positions in CVS Caremark’s peer group, recognizing that CVS Caremark’s revenue is significantly higher than the majority of companies in its Total Peer Group and the make-up of the

Company’s operations, given its retail/pharmacy/PBM combination, is more complex than most of its peer companies. The Committee also assesses internal salary levels within CVS Caremark, both with respect to the other executive officers and to other senior employees generally. Base salaries may be adjusted upward at the Committee’s discretion, which it generally chooses to exercise when competitive data indicate a significant market lag or in recognition of outstanding individual performance or an increase in the executive’s functional responsibilities, as is the case with each of Mr. Denton, who was promoted on January 1, 2010 to EVP and CFO, and Mr. Merlo, who was promoted on May 12, 2010 to President and COO. Changes to the base salaries of the NEOs made in 2010 are shown below. The increases to base salary in 2010 for Messrs. Denton and Merlo reflect each executive’s outstanding contribution to the Company and place their respective base salaries in an appropriate position relative to the Total Peer Group based on their overall experience and tenure with the Company.

Executive	2009 Salary	2010 Salary	Percentage Increase
Thomas M. Ryan, Chairman and CEO	$1,400,000	$1,500,000	7%

David M. Denton, EVP and CFO (1)	$350,000	$550,000	57%

Larry J. Merlo, President and COO and President – CVS/pharmacy (2)	$800,000	$1,000,000	25%

Per G. H. Lofberg, EVP and President – Caremark Pharmacy Services (3)	N/A	$900,000	—

Douglas A. Sgarro, EVP and CLO	$570,000	$625,000	10%

(1)	Mr. Denton was promoted to EVP and CFO on January 1, 2010; his increase reflects his additional responsibilities.

(2)	Mr. Merlo was promoted to President and COO on May 12, 2010; his increase reflects his additional responsibilities and a competitive base salary for a highly experienced executive officer. He also continued to serve as President – CVS/pharmacy.

(3)	Mr. Lofberg joined the Company on January 1, 2010.

Annual Incentive Awards

CVS Caremark maintains an annual incentive plan for its executive officers under the provisions of the stockholder-approved 2007 Incentive Plan (the “2007 Plan”). The 2007 Plan awards the NEOs based on performance relative to predetermined financial and operational targets established for the year. The Company’s annual cash incentive plan reflects the Company’s pay-for-performance philosophy in which a significant portion of executive compensation is linked to Company performance and is therefore at-risk.

NEO awards are based on CVS Caremark’s actual performance against operating profit, customer service and customer satisfaction targets established at the beginning of the year. The establishment of the targets, measurement of performance against the targets and subsequent determination of awards to participants are implemented in a manner consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), to maximize deductibility of all compensation awarded under the 2007 Plan.

In determining the 2010 targets, the Committee reviewed CVS Caremark’s performance against the prior year annual operating profit and customer service and satisfaction targets, the Company’s strategic and operational goals for 2010, current and projected external business conditions and the progress represented by the 2010 annual goals against CVS Caremark’s long-term financial objectives.

For fiscal 2010, the financial performance target for annual incentives was $6,564 million in operating profit, defined as earnings before interest and taxes. This target represented an increase of $126 million (2%) over the prior year. The Committee believes that operating profit is an appropriate performance metric for the annual incentive plan, as it measures management’s success in delivering short-term stockholder value while maintaining momentum toward the achievement of longer-term financial progress. Corporate performance against this metric carries an 80% weight in the determination of final award funding.

Customer service and satisfaction account for the remaining 20% of award funding; 10% is based on the Retail Customer Service score, which measures customer service in the retail segment and 10% is based on an aggregation of customer satisfaction metrics from the PBM segment, covering mail order, specialty pharmacy and account/client services. The financial impact of legal settlements and other one-time events was excluded from the calculation of actual performance at year-end.

The Committee established a target annual incentive opportunity for each executive officer. This opportunity is expressed as a percentage of base salary and is determined using a variety of relevant factors including but not limited to the competitive landscape reflected by CVS Caremark’s Total Peer Group, the Committee’s assessment of the aggressiveness of the 2010 operating profit target and the desired ratios of cash to non-cash and fixed to variable compensation for each executive officer. While the Committee considered the appropriate target incentive opportunity separately for each officer, the performance targets, plan design and range of opportunity relative to target are consistent for all NEOs.

For all executive officers, the target annual incentive percentage represents the percentage of base salary that may be paid if CVS Caremark’s actual performance equals the operating profit and customer service and satisfaction targets established at the beginning of the year. Actual performance relative to the financial and operational targets determines the percentage of the target incentive. Once the Committee establishes the award potentially payable based on actual performance at year-end, it may then apply only negative discretion to adjust that potential award downward. Its consideration includes its assessment of the executive officer’s actual performance and contribution to the achievement of strategic, operational and financial goals, competitive considerations and any other factor it deems appropriate.

Annual Incentive Plan Funding

	Operating Profit (80% weighting)		Customer Service and Client Satisfaction (20% weighting)
	Level of Performance Achieved	Level of Payout of Target	Retail Customer Service (10%)	Client Satisfaction – PBM (10%)
Below Minimum	<89% of Target	0%	0%	0%
Threshold	89% of Target	25%	25%	25%
Target	$6,564.0 million	100%	100%	100%
Maximum	≥ 6% over Target	200%	100%	100%
Actual	$6,345.6 million	83%	95%	100%

The annual incentive opportunity established for fiscal 2010 for performance at target and the actual award levels are expressed as a percentage of base salary for each NEO and set forth in the following table:

Annual Incentive Plan Opportunities and Awards

	Annual Incentive Opportunity as a Percentage of Base Salary			Actual Annual Incentive Payout for 2010
Executive Name and Principal 2010 Positions	At Threshold Performance Levels	At Target Performance Levels	At Maximum Performance Levels	Payout as a Percentage of Salary	Payout Amount in Dollars
Thomas M. Ryan, Chairman and CEO	50%	200%	400%	146.7%	$2,200,000
David M. Denton, EVP and CFO	31%	125%	250%	95.5%	525,000
Larry J. Merlo, President and COO and President – CVS/pharmacy	44%	175%	350%	128.0%	1,280,000
Per G. H. Lofberg, EVP and President – Caremark Pharmacy Services	38%	150%	300%	116.7%	1,050,000
Douglas A. Sgarro, EVP and CLO	31%	125%	250%	70.4%	440,000

In keeping with prior year practices when assessing performance in 2010, the Committee reviewed and took into account specific events, including progress in the entry into new markets, closings of strategic acquisitions to complement CVS Caremark’s existing businesses (including the pending acquisition of the Medicare Part D business of Universal American) and the 12-year contract with Aetna.

The Operating Profit, Customer Service and Client Satisfaction performance resulted in a maximum funding level of 82.59% of target. The maximum annual incentive award that each executive officer is eligible to receive is not an expectation of the actual incentive amount that will be awarded to an executive, but is instead the highest amount that the Committee may award as performance-based compensation while preserving deductibility under IRC Section 162(m). In no event will the actual award exceed the designated salary percentage determined by the actual level of performance.

For 2010, the Committee reduced individual awards for all executive officers based on its consideration of the financial results for 2010, including the impact of regulatory fines paid, but also taking into account the expected positive impact of the strategic acquisitions which occurred during the year, the strong results of the retail business, the strengthening of the Company’s cash flow position and our positioning for future growth. In addition, the Committee considered contributions to the results of the Company on an overall basis as well as performance in other dimensions pertinent to the specific duties and responsibilities of each executive officer.

■	In the case of the CEO, the Committee exercised its discretion and reduced his incentive to 73% of his target award opportunity to reflect his overall responsibility for the performance of the Company.

■	Mr. Merlo, who was promoted to President and COO and continued to manage our retail business throughout 2010, received an annual cash incentive equal to 73% of his target award opportunity. This award reflects his overall performance for the year, and in particular, his contribution in his increased capacity as President and COO, as well as other aspects of results specific to the retail line of business.

■	Mr. Lofberg’s annual incentive award, paid at 78% of his target award opportunity, reflects the strategic, operational and financial results of the PBM business line in 2010 under his leadership, positioning the business segment for continued growth in 2011 and beyond. The PBM business made significant progress in 2010, with a strong 2011 selling season, high client retention rates, and the introduction of unique products and services that leverage our combined retail and PBM assets. Mr. Lofberg also oversaw a significant streamlining initiative in his business line that is expected to generate more than one billion dollars in savings over the next five years.

■	Mr. Denton, as previously mentioned, was newly-promoted into the role of CFO at the beginning of 2010 and has continued to strengthen CVS Caremark’s balance sheet. Under Mr. Denton’s direction, the Company generated substantial free cash flow, continues to improve its working capital position and expects the trend to continue in 2011. His 2010 annual cash incentive award was paid at 76% of his target award opportunity.

■	Mr. Sgarro’s annual cash incentive award, paid at 56% of his target award opportunity, acknowledges the significant legal challenges faced by our Company this year, while recognizing him for his on-going leadership and long-term contributions to CVS Caremark.

Long-Term Incentive Compensation

The Committee believes strongly in the use of long-term incentive compensation for executives to reinforce four strategic objectives:

■	to focus on the importance of returns to stockholders;

■	to promote the achievement of long-term performance goals;

■	to encourage executive retention; and

■	to promote meaningful levels of Company stock ownership by executives.

The Committee has developed a multi-faceted integrated long-term incentive approach to achieve these strategic objectives. The key elements of this approach are an annual stock option and RSU grant, which only vest upon continued employment with the Company and the various LTI plans, which reward multi-year financial success and generally are paid equally in cash and Company common stock. The Committee believes that this structure properly balances the incentive required to drive achievement of the four strategic objectives noted above with the amount and timing of the rewards delivered for successful achievement of those objectives. The structure also reinforces the alignment between executive and stockholder interests. All three of these long-term incentive compensation elements are delivered under the provisions of our stockholder-approved incentive compensation plans. (Awards having a grant date following stockholder approval of the 2010 ICP in May 2010 were granted under that Plan.) To determine the overall opportunity and appropriate proportions of the components, the Committee considered a variety of factors, including competitive market positioning against comparable executives in the Total Peer Group, potential economic value realized, timing of vesting and taxation. All of these factors were considered within the context of the challenges presented by the strategic, financial and operating goals established for CVS Caremark by the full Board for both 2010 and the longer term. In the first quarter of 2010, the Committee reviewed survey data on total compensation and the value of long-term incentive awards at organizations within the Total Peer Group which had been compiled and analyzed by Mercer. In addition, the Committee considered the retentive value of the unvested equity awards held by each executive officer to determine whether additional awards to secure continued employment with the Company were warranted and determined that no special retention awards were needed in 2010. The Committee also considered, except in the case of the award to the CEO, the recommendations of the CEO for each of the executive officers. Based on the results of the external market review and other factors considered by the Committee, the Committee determined to award the equity grants as shown in the Grants of Plan-Based Awards Table on page 44.

In March 2010, the Committee reviewed all aspects of the long-term incentive compensation program, including the competitiveness of the target award opportunities, the impact on shares outstanding and the timing and potential economic impact offered by the future vesting of RSU grants and the vesting and exercise of stock option grants. The Committee determined that the present three-pillared approach, which uses stock options, RSUs and the LTI plans, is the most appropriate manner by which to deliver long-term compensation in the current economic environment, and will represent the majority of target total direct compensation opportunity for the NEOs.

As part of this review in 2010, the Committee considered all elements and performance metrics of the existing short- and long-term incentive plans and implemented an eighteen-month long-term incentive plan focused on sustainable financial progress and optimal use of the Company’s assets which we expect will contribute to our strategic initiatives to improve CVS Caremark’s working capital and free cash flow.

As in the past, each of the three components of our long-term incentives will be earned independently, meaning that successful achievement of any of the financial goals established for any of the LTI plans will not trigger or accelerate vesting of the RSU or stock option grants; similarly, any awards payable under the LTI plans will be based solely on results as measured against the relevant performance metric and will not be affected by any value realized by the RSU or stock option grants.

Generally, fifty percent (50%) of the awards earned under the LTI plans will continue to be paid in cash due to, among other reasons, the executives’ need for current cash to meet tax obligations occasioned on the settlement of RSU awards. However, the target cash portion of the long-term incentive compensation component generally will not exceed 40% of the total target long-term compensation.

To determine the target proportions of each long-term compensation component for 2010, the Committee applied the principles described above, incorporated its assessment of competitive positioning and dilutive impact on shares outstanding and determined the following allocations:

The following is an overview of each long-term incentive compensation component. The LTI plans encourage executives to focus on long-term financial progress with the ultimate objective of enhancing stockholder value, while simultaneously promoting retention by requiring an executive to forfeit all of his award if employment terminates under certain circumstances before the end of the performance period. Presently, CVS Caremark has three LTI plans: the LTIP, in which all BPC members except Mr. Lofberg participate; the PBM Long-Term Incentive Plan (“PBM LTI Plan”), in which Mr. Lofberg is the only participant, in lieu of his participation in the LTIP; and the RoNA LTI Plan.

Each of the LTI plans’ awards is typically delivered equally in cash and in shares of CVS Caremark common stock. The executive is prohibited from selling or trading the shares for two years following the payment date, which encourages stock ownership and further reinforces an alignment of executives’ interests with that of stockholders.

The process by which the Committee establishes the LTI plans’ financial goals is similar to that used to determine the annual incentive plan target. Any permitted financial adjustments to actual results for purposes of calculating long-term incentive plan results generally mirror those established for the annual incentive plan but will also include any specific adjustments pertinent to the applicable performance metric, as necessary. Should an event that qualifies as a permitted financial adjustment occur, results are adjusted, either up or down, to reflect the impact of that event and documented accordingly at the conclusion of the performance cycle.

LTIP

The LTIP consists of overlapping three-year performance cycles, with a new cycle commencing each year. The performance metric used in the LTIP is EPS CAGR. The BPC members are directly accountable to the stockholders for influencing EPS. The award opportunity is denominated in dollars and represents the award that will be earned if actual results over the three-year performance period equal the financial goal established by the Committee at the commencement of the period. The actual award will vary based on performance.

Of the executive officers specified in the Summary Compensation Table, only Messrs. Ryan, Merlo and Sgarro participated for the full duration of the 2008 – 2010 LTIP performance cycle. Mr. Denton first became eligible to participate in the LTIP for the cycle beginning in 2010, upon his promotion to EVP and CFO. Mr. Lofberg did not join the Company until January 2010 and participates in the PBM LTI Plan, in lieu of participating in the LTIP.

2008 – 2010 Performance Cycle: The target performance goal for the LTIP cycle ending December 31, 2010 was an EPS CAGR of 16.3%. The following table sets forth minimum, threshold and maximum goals, and the range of potential payouts as a percent of target:

	% of EPS CAGR Target	Payout Level as a % of Target
Minimum	< 81.5%	0%
Threshold	81.5%	25%
Target	100%	100%
Maximum	124.1%	200%

Potential payouts at minimum, threshold, target and maximum award levels are shown in the chart below. After the application of permitted financial adjustments to the calculation of performance results (the same as those described above for the annual incentive plan), the actual result for the performance period was 57.4% of target. Therefore, the minimum performance threshold was not satisfied and no payouts were made for this LTIP performance cycle.

2008 – 2010 LTIP Opportunities and Awards

Executive Name	Minimum Award (% of target)	Threshold Award (% of target)	Target Award (% of target)	Maximum Award (% of target)	Actual Cash Award ($)	Actual Stock Award (# of Shares)
Thomas M. Ryan	0%	25%	100%	200%	$0	0
Larry J. Merlo	0%	25%	100%	200%	$0	0
Douglas A. Sgarro	0%	25%	100%	200%	$0	0

2009 – 2011 and 2010 – 2012 Performance Periods: In 2009 and 2010, the Committee established LTIP cycles with EPS CAGR goals for the three-year periods ending December 31, 2011 and December 31, 2012, respectively. In setting the EPS CAGR target for current performance cycle, the Committee considered the current year’s EPS, the economic environment and expectations for future growth. The Committee and management believe that disclosure of an EPS growth target over a three-year prospective period would result in competitive harm to the Company and, accordingly, will disclose the specific targets for these cycles at the end of their respective performance periods. The Committee believes that the specific performance targets for these cycles is at least as challenging as the performance targets established for prior LTIP cycles and that the award opportunities established for these cycles have been calibrated accordingly. Each BPC member, with the exception of Mr. Lofberg, is participating in the 2010 – 2012 performance cycle, consistent with the Plan’s provisions.

With respect to Mr. Ryan, the target award amount of all of the outstanding awards previously granted to him under the LTIP will be pro-rated based upon the number of months Mr. Ryan served in the three-year performance cycle prior to his transition out of the CEO position in 2011. In addition, any award that Mr. Ryan earns under the provisions of the LTIP will be paid in cash for the 2009 – 2011 and the 2010 – 2012 performance cycles, and will only be paid when the performance cycles have been completed and performance has been ascertained and certified by the Committee.

PBM LTI Plan

The PBM LTI Plan was approved by the Committee for Mr. Lofberg and includes two performance periods. Performance for the first period will be measured by reference to the compound annual growth rate for earnings before interest and taxes (“EBIT CAGR”) for the PBM business segment against a pre-established target. The first performance period is January 1, 2010 through December 31, 2011, and the second performance period will be from January 1, 2011 through December 31, 2012. The award opportunity for each performance period, payable equally in cash and shares of CVS Caremark common stock, is $1.5 million. The shares are subject to sale or transfer restrictions once earned, until the end of Mr. Lofberg’s employment term. The Committee and management believe that disclosure of the EBIT CAGR target with respect to the first performance cycle would result in competitive harm to the Company and, accordingly, will disclose the specific targets for this cycle at the end of the relevant performance period. The award will be adjusted based upon the actual performance, as shown in the chart below:

	% of EBIT CAGR Target	Payout as a % of Target
Minimum	<81.5%	0%
Threshold	81.5%	25%
Target	100%	100%
Maximum	124.1%	200%

RoNA LTI Plan

CVS Caremark is the only fully-integrated pharmacy health care company and our performance should be analyzed and compared to our retail and health care peer companies based on our earnings, as well as our returns. Our 2010 goals reflect a focus on improving our working capital, cash flow and return on invested capital as senior management and the Board believes successful management of our working capital in the near- to medium-term should drive added stockholder value. To support this critical goal, management proposed and the Committee approved an eighteen-month incentive plan in which BPC members and a highly selective group of key executives participate. The RoNA LTI Plan has a performance period lasting from July 1, 2010 through December 31, 2011 and is designed to complement existing long-term incentive plans. The Plan’s performance metric complements the existing earnings and EPS CAGR metrics used in our annual cash incentive plan and

LTIP, respectively, to focus management on sustainable financial progress and optimal use of Company assets. It will reward participants for achieving key performance goals that are critical to the overall success of the 2010 and 2011 strategic initiatives to improve CVS’ working capital and free cash flow positions.

Consistent with the objectives of the LTIP and the PBM LTI Plan, the RoNA LTI Plan encourages our executives to focus on achieving strategic performance objectives that can add stockholder value and are critical to the overall success of CVS Caremark, while simultaneously promoting retention by requiring an executive to forfeit all of his or her award if employment terminates under certain circumstances before the end of the performance period. The awards, if earned, will generally be paid out equally in cash and Company stock. The shares are subject to a two-year restriction from sale or transfer once earned. The Committee has established the performance goals, based on achievement of a specific level of return on net assets; however, the Committee and management believe that disclosure of a RoNA target over the 18-month prospective period would result in competitive harm to the Company and, accordingly, will disclose the specific target for this cycle at the end of the performance period. Individual awards will range from $0 if threshold performance is not met to two times the target award if maximum performance is reached.

	% of RoNA Target	Payout Level as a % of Target
Minimum	<97.7%	0%
Threshold	98.0%	20%
Target	100%	100%
Maximum	>103%	200%

Mr. Ryan’s award under the RoNA LTI Plan will be pro-rated based on the number of months he served in the performance period prior to his transition out of the CEO role in March 2011 and will be further adjusted by the actual performance of the Company relative to the pre-established goal for return on net assets. In addition, he is not eligible to receive any portion of his reduced award, which will be paid fully in cash, until the conclusion of the performance period, and until the actual performance has been ascertained and certified by the Committee.

Stock Option and Restricted Stock Unit Grants

In 2010, the Committee analyzed and reconsidered the Company’s general policy of making annual stock option and RSU grants to executives and other key employees and continues to believe it is an important component of executive and management compensation. As shown in the preceding Long-Term Incentive Target Mix chart, stock options and RSUs comprise a major component of the Company’s long-term incentive program for senior executives.

All CVS Caremark stock options are nonqualified stock options and until May 12, 2010, the stock options and RSUs were granted and administered under the provisions of the 1997 Incentive Compensation Plan (the “1997 ICP”) and the 2004 Caremark Rx, Inc. Stock Incentive Plan. Since that date, all equity has been granted and administered under the provisions of the 2010 ICP, approved by stockholders on May 12, 2010. Since 2004, the contractual term of all CVS Caremark options has been fixed at seven years. Options granted to executives typically vest in three equal installments on each of the first, second and third anniversaries of the grant date. The annual RSU grants made to the NEOs vest in two equal installments: the first fifty percent (50%) vests on the third anniversary of the grant date; the second fifty percent (50%) of the award vests on the later of the fifth anniversary of the grant date or the executive’s 55th birthday. The authority to grant stock options and any other form of equity compensation to CVS Caremark executives and employees is limited to the Committee or a designated individual member of the Committee; no member of management or any other Company employee may authorize any equity compensation or amend the terms and conditions of any previous equity grants. The Committee has consistently approved annual equity grants, including stock options and RSUs, in the first quarter of each year and has made such awards without regard to the timing of the release of the Company’s financial results for the year or the timing of the release of any other material non-public information. For fiscal 2010, the grant date was set as the first business day of the Company’s second quarter, which was April 1, 2010.

In March 2007, the Board adopted a Stock Option Policy providing that any stock option granted to a recipient will have an exercise price equal to the closing price of the Company’s underlying stock on the date that the option is granted (the “grant date”). The grant date in a given fiscal year will be established in advance of the grant and will generally be based on the Company’s customary and normal grant cycle. When a grant to an existing employee is made outside the annual grant cycle, the grant date will not be coordinated with the release of material non-public information that has been or will be disclosed within thirty days on either side of any such grant date. When an executive is hired after a fiscal year has begun, the grant date will be the later of the hire date and the date the Committee approves the award.

The full grant date fair value of the stock options and RSUs granted to each NEO during fiscal 2010 and prior years is shown in the Summary Compensation Table on page 41. Additional information about the 2010 awards, including stock option exercise price and the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table on page 44.

The RSU award granted to Mr. Ryan in April 2010 will be pro-rated based on the number of months that he serves since the grant date and prior to his retirement in May of 2011 and the full vesting schedule for the grant. The RSUs that would have vested following the date that Mr. Ryan retires will be forfeited by him. While we are required to report the full grant value of his entire RSU award in the Summary Compensation Table, we note that Mr. Ryan will forfeit 83,187 RSUs, with an approximate value of $2.89 million (as of December 31, 2010), due to his retirement.

In addition to the core long-term incentive compensation plans described above, since 1997 the Company has maintained the Partnership Equity Program (“PEP”). PEP is designed to ensure that those executives with significant impact on the future success of CVS Caremark have a substantial “at-risk” personal equity investment in CVS Caremark common stock and is generally provided to selected newly-hired or newly-promoted senior executives in critical positions that can drive the strategic objectives of the Company. The Committee believes that PEP strongly links the economic interests of senior executives with CVS Caremark stockholders, provides future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assures key management stability, retention, motivation and long-term focus on corporate strategy. To invest in PEP, an executive chooses to purchase a number of “Employee-Purchased RSUs,” which are matched by CVS Caremark on a one-for-one basis (“Company-Matching RSUs”) and vest on the fifth anniversary of the purchase date. In addition, the executive receives an option to purchase shares of CVS Caremark common stock equal to ten times the number of Company-Matching RSUs. The stock option grant vests ratably on each of the third, fourth and fifth anniversaries of the grant date. The vesting for each of the stock option grant and the Company-Matching RSU award is contingent upon the executive retaining the Employee-Purchased RSUs until all of the stock options and Company-Matching RSUs are vested and upon the continued employment of the executive through the vesting period.

In March 2008, coincident with his promotion to Senior Vice President, Finance and Controller, Mr. Denton was given the opportunity to invest in PEP. Upon his hire in January 2010, Mr. Lofberg was provided the opportunity to invest in PEP. The investment values provided to each of these executives are shown in the Outstanding Equity Awards Table on page 46; for Mr. Lofberg additional information is also shown in the Summary Compensation Table on page 41 and in the Grants of Plan-Based Awards Table on page 44.

CEO Compensation

Consistent with the CEO Succession Plan announced at last year’s annual meeting of stockholders, Thomas M. Ryan, our Chairman and CEO, announced his transition out of the CEO role effective March 1,

2011 and his subsequent retirement effective May 11, 2011. Upon his retirement, he will receive compensation and benefits consistent with his outstanding agreements and the terms of the benefit plans in which he participates, as previously described.

The Company’s performance for 2010 compared to the Total Peer Group’s performance proved challenging. 2010 was a year of transition and stabilization and, although we aggressively managed expenses in a challenging economic environment, margin pressures resulting from a disappointing sales and renewal season at the end of 2009, regulatory changes that impacted major portions of our business, an industry-wide slow down in prescription utilization and other factors contributed to our shortfall against our earnings targets. These facts were balanced against Mr. Ryan’s successful guidance in harmonizing the pharmacy services and retail segments of CVS Caremark, his on-going formulation of successful sales and marketing strategies for key prospects and important renewals, and his important contributions to CVS Caremark’s overall product and service marketing strategies and brand messaging. His 2010 compensation reflects his overall performance, taking into account our current strategic positioning for long-term growth as well as below target short-term results for the Company in 2010. Based on these results, Mr. Ryan earned the following amounts with respect to 2010 compensation. Note that the 2010 RSU grant has been adjusted to take into account the shares he will forfeit upon his retirement in May 2011, as described above:

CEO Pay – Mr. Ryan

Type	Target	Actual
Base Salary	$1,500,000	$1,500,000
Annual Cash Incentive	3,000,000	2,200,000
LTIP Cycle VII (2008 - 2010)	3,600,000	0
Stock Option Grant	4,000,000	4,375,004
RSU Grant	4,000,000	1,306,266
Total Direct Compensation	$16,100,000	$9,381,270

Supplemental Executive Retirement Plan

CVS Caremark maintains the unfunded Supplemental Retirement Plan I for Select Senior Management of the Company (“SERP”), designed to supplement the retirement benefits of selected executive officers. Messrs. Ryan, Merlo and Sgarro are the only NEOs who participate in the SERP. The Committee adopted a policy restricting participation in the SERP under the current benefit formulae to those executives participating in the SERP at the time the policy was adopted. The SERP does not allow new members and Messrs. Lofberg and Denton do not participate. An overview of the SERP design and the actuarial present value of the accumulated pension benefits of Messrs. Ryan, Merlo and Sgarro as of December 31, 2010 are shown in the Pension Benefits Table on page 50.

Other Benefits

The Company maintains medical and dental insurance, life insurance and short- and long-term disability insurance programs for all of its employees, as well as customary vacation, leave of absence and other similar policies. Executive officers are eligible to participate in these programs on the same basis and with the same level of financial subsidy by CVS Caremark as the rest of the Company’s salaried employees.

Executive officers may participate in the CVS Future Fund, which is the Company’s qualified defined contribution, or 401(k), plan. An eligible CVS Caremark employee may defer up to 85% of his or her total eligible compensation, defined as salary plus annual incentive, to a maximum defined by the Internal Revenue Service (“IRS”); in 2010, that maximum was $16,500. After the first full year of employment, CVS Caremark will match the employee’s deferral dollar-for-dollar up to a maximum equaling 5% of total eligible compensation. CVS Caremark’s matching cash contributions into the CVS Caremark Future Fund for the NEOs who participated are a component of the All Other Compensation Table on page 42.

The Company offers other benefits which are available to eligible employees, including executive officers, as follows:

Deferred Compensation Plans and Deferred Stock Plan

Eligible executive officers may choose to defer compensation once earned and vested into the CVS Caremark Deferred Compensation Plan (the “DCP”) and the CVS Caremark Deferred Stock Compensation Plan (the “DSP”), which are available to all U.S. employees who meet the IRC definition of a “highly compensated employee.” The plans are intended to provide retirement savings in a tax-efficient manner and enhance focus on stock ownership. The DCP offers a variety of investment crediting choices, none of which represents an above-market return. The individual contributions of Messrs. Ryan, Denton, Merlo, Lofberg and Sgarro during fiscal 2010 to the DCP and the DSP, including earnings on those contributions, any distributions during 2010 and total account balances as of the end of 2010, are shown in the Nonqualified Deferred Compensation Table on page 51.

Perquisites and Other Personal Benefits

Except for the few items discussed in this section, CVS Caremark generally does not provide perquisites or other personal benefits for its executive officers. The Committee believes this policy is consistent with the Company’s philosophy to maximize the amount of “at-risk” pay of its executive officers. CVS Caremark also does not provide any additional cash compensation to any of the executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) as a result of the receipt of any cash or equity compensation, benefit or perquisite. Additionally, the Committee recently adopted a policy restricting the availability of tax gross-ups except to those executive officers who were contractually entitled to receive them at the time the policy was adopted (four of the NEOs are contractually entitled to receive tax gross-ups, but only for excise taxes imposed on benefits received in the event of a change in control).

CVS Caremark provides an allowance to each of the executive officers to cover the cost of a Company-provided financial planner to assist with personal financial and estate planning. The Company believes it is important to provide to our executives the professional expertise required to ensure they maximize the efficiencies of the Company’s compensation and benefit programs and are able to devote their full attention to the management of the Company. The Company maintains corporate aircraft that may be used by Company employees to conduct Company business. Pursuant to an executive security program established by the Board upon the Committee’s recommendation, the CEO is required to use the Company’s aircraft for all travel needs, including personal travel, in order to minimize and more efficiently use his travel time, protect the confidentiality of his travel and the Company’s business, and enhance his personal security. Certain other NEOs were also permitted to use the Company’s corporate aircraft for personal travel on a very limited basis during fiscal 2010; however, Messrs. Denton and Sgarro did not use the company aircraft for any personal use in 2010. CVS Caremark also requires that the CEO use a Company-provided car and driver for business-related travel and very limited personal travel. In addition, CVS Caremark provides an allowance to the NEOs to cover the costs of the installation and maintenance of home security monitoring systems. While the Committee believes these security costs are business expenses, disclosure of these costs as personal benefits is required. The value of all of these items is treated as income taxable to the executives. The Company provides no reimbursement for these costs nor does it pay the taxes or any other expenses associated with these costs on behalf of the executives.

The aggregate incremental cost to the Company of providing these personal benefits to Messrs. Ryan, Denton, Merlo, Lofberg and Sgarro during fiscal 2010 is shown in the Summary Compensation Table on page 41.

Other Compensation Policies

Stock Ownership Guidelines

The Committee has long been mindful of the importance of equity ownership by directors and executive management as an effective link to stockholders and, as such, the Board maintains stock ownership guidelines for all directors and BPC members and requires that directors and BPC members achieve compliance with the ownership requirements within five years of becoming a director or BPC member. BPC members must maintain ownership levels as set forth in the table below. Shares included in the calculation to assess compliance with the guidelines include shares owned outright, unvested RSUs, shares held in the DSP and shares purchased through the Employee Stock Purchase Plan. Unexercised stock options do not count toward satisfying the guidelines. The Committee believes that these requirements emphasize the importance of equity ownership for the Board and executive management, which in turn reinforces alignment with stockholder interests. To further reinforce this commitment, the Committee annually reviews the policy and compliance by directors and executives.

Name	Multiple of Salary Required	In Compliance
Thomas M. Ryan	5x	Yes
David M. Denton	3x	N/A(1)
Larry J. Merlo	3x	Yes
Per G. H. Lofberg	3x	Yes
Douglas A. Sgarro	3x	Yes

(1)	Mr. Denton was promoted in January 2010. He has five years in which to achieve the required ownership levels under the guidelines and is expected to achieve the required ownership level in 2011.

Securities Trades by Company Personnel

The Committee and the executive management of the Company take very seriously their responsibilities and obligations to exhibit the highest standards of behavior relative to selling and trading Company stock. All transactions in Company stock contemplated by any officer must be pre-cleared by either the Chief Legal Officer or the General Counsel. Executive officers are prohibited from trading in any securities of the Company during a period around the release of the Company’s financial results for each quarter and may be required to refrain from trading during other designated periods when significant developments or announcements are anticipated. Of course, even during periods when trading is otherwise allowed, no director or employee is permitted to trade in the securities of the Company if he or she possesses material non-public information. In addition, it is the Company’s policy that directors and executive officers may not engage in any of the following activities with respect to securities of the Company:

■	Trading in Company securities on a short-term basis (Company stock purchased in the open market must be held for at least six months);

■	Purchasing Company stock on margin;

■	Engaging in short sales; or

■	Buying or selling puts, calls or options (other than stock options granted by the Company).

Recoupment

The Committee recognizes that incentive compensation provisions should be consistent with the Company’s goals of ensuring financial statement accuracy and encouraging ethical behavior. Accordingly,

at its March 4, 2009 and November 4, 2009 meetings, the Committee approved recoupment provisions for all annual and long-term incentive awards granted to executive officers, effective with performance cycles beginning on January 1, 2009 and thereafter. These provisions apply in cases where financial or operational results used to determine an award amount are meaningfully altered based on fraud or material financial misconduct (collectively, “Misconduct”), as determined by the Board, and apply to any employee determined to have been involved in the Misconduct.

The recoupment policy applies to Misconduct committed during the performance period and allows for the discovery of Misconduct during the performance period or the three-year period following the performance period. The policy allows for the recoupment of the entire award, not only excess amounts generated by the Misconduct, subject to the determination of the Board, and the recoupment provisions may apply even where there is no financial restatement. The Committee believes that the penalties imposed for Misconduct under this policy are consistent with the goals of ensuring financial statement accuracy and encouraging ethical behavior. Each of these provisions has been incorporated into the Company’s incentive programs and award agreements and each is designed to provide the Company with the legal right and means to recover amounts paid or gains realized from incentive and equity awards in cases of Misconduct.

Risk Assessment

The Committee oversaw the performance of a risk assessment of the Company’s executive compensation programs to ascertain any potential material risks that may be created by the compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our NEOs taking actions that may conflict with the Company’s long-term interests. The Committee considered the findings of the assessment conducted internally and concluded that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage executives to take unnecessary or excessive risks. The Committee considered the following attributes of the program:

■	the balance between short- and long-term incentives;

■	consideration of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;

■	incentive compensation with a large stock component through which value is best realized through long-term appreciation of stockholder value;

■	incentive compensation components that are paid or vest over an extended period;

■	stock ownership guidelines that are reasonable and align executives’ interests with those of stockholders; and

■	a recoupment policy that allows the Company to recover compensation paid in situations of fraud or material financial misconduct.

Agreements with Executive Officers

CVS Caremark has entered into employment agreements (the “Agreements”) with Messrs. Ryan, Merlo and Sgarro, and change in control agreements (the “CIC Agreements”) with Messrs. Denton and Lofberg, which have been previously disclosed. In addition, upon his hire, Mr. Lofberg entered into an Employment Agreement (the “Employment Agreement”), described below and which has been previously disclosed, with CVS Caremark Corporation that provides for certain compensation and benefits during his three-year employment tenure. The Agreements, the Employment Agreement and the CIC Agreements specify payments to be made to the executives in the event of termination under various conditions.

In accordance with his Employment Agreement, entered into as of January 1, 2010, and actions approved by the Committee subsequent to his hire date, Mr. Lofberg is to be paid a base salary of at least $900,000 during the term of his employment, which shall end on December 31, 2012 (the “Employment Term”), and his annual cash incentive target shall be at least 150% of base salary. In addition, Mr. Lofberg’s annual equity target for 2010 was established at $2 million and his PBM LTI Plan opportunity for the Employment Term was set at $3 million. Further, Mr. Lofberg was credited with an initial pre-tax investment of $1.5 million to be invested in the PEP, which is reflected as a sign-on bonus in the Summary Compensation Table.

Our executive officers generally have long tenure with the Company and have provided the vision and leadership that have built CVS Caremark into the successful enterprise that it is today. The Committee believes that the interests of stockholders will be best served if the interests of our senior management are aligned with our stockholders. Providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change-in-control transactions that may be in stockholders’ best interests. The security of competitive change-in-control arrangements serves to eliminate distraction caused by uncertainty about personal financial circumstances during a period in which the Company requires focused and thoughtful leadership to ensure a successful outcome. Accordingly, the Agreements, the Employment Agreement and the CIC Agreements provide certain specified “double trigger” severance benefits to the covered executives in the event of their termination under certain circumstances following a change in control. The Committee believes a “double trigger” severance benefit provision is more appropriate, as it provides an incentive for greater continuity in management following a change in control. “Double trigger” benefits require that two events occur in order for severance to be paid, typically a change in control followed by the executive’s termination of employment.

The Committee reviews the severance benefits annually with the assistance of Mercer to evaluate both their effectiveness and competitiveness. The review in fiscal 2010 found the current level of benefits to be within competitive norms for design. Details of payments made to the executives upon a change in control and various termination scenarios; provisions for the treatment of equity awards, SERP and other benefits; and estimated payments that would be made to the executives whose employment terminates following a change in control may be found in Payments/(Forfeitures) Under Termination Scenarios beginning on page 51.

Compliance with IRC Section 162(m)

IRC Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the three other most highly compensated executive officers at year end, other than the chief financial officer. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying as performance-based compensation that is over $1 million which is paid to the NEOs. The Board adopted and stockholders approved the 2007 Plan and the 1997 and 2010 ICPs, which permit annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is only one consideration – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of CVS Caremark and its stockholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility. As a general practice, the only elements of the executive compensation program that do not comply with the deduction rules of IRC Section 162(m) are base salaries above $1 million and certain time-vested RSU awards. The majority of the variable pay opportunities offered to CVS Caremark executives, including the annual incentive award, outstanding and future cycles of the LTI plans and the annual stock option award, are performance-based and fully deductible.

Management Planning and Development Committee Report

The Management Planning and Development Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and based on that review and discussion the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

C. David Brown II (Chair)

David W. Dorman

Marian L. Heard

Terrence Murray

Sheli Z. Rosenberg

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by the Company’s CEO, CFO and each of our three other most highly compensated executive officers for services rendered in all capacities to the Company during the 2010 fiscal year.

Summary Compensation Table

Name & Principal 2010 Positions (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)(5)	Option Awards ($) (4)(5)	Non-Equity Incentive Plan Compen- sation ($) (6)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (7)	All Other Compen- sation ($) (8)	Total ($)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	2010 2009 2008	1,475,000 1,400,000 1,400,000	— — —	7,125,026 6,425,007 7,300,024	4,375,004 4,625,000 5,500,005	2,200,000 3,512,526 4,568,503	13,760,025 14,197,821 4,681,613	281,481 268,759 466,115	29,216,536 30,429,113 23,916,260
David M. Denton Executive Vice President and Chief Financial Officer	2010	550,000	—	1,312,520	937,506	525,000	—	41,661	3,366,687
Larry J. Merlo President and Chief Operating Officer and President - CVS/pharmacy	2010 2009 2008	938,889 800,000 775,000	— — —	5,150,031 2,050,018 6,862,518	1,500,001 1,300,006 1,250,002	1,280,000 1,696,120 1,501,928	1,905,802 3,225,664 2,483,153	131,890 107,910 171,640	10,906,613 9,179,718 13,044,241
Per G.H. Lofberg Executive Vice President and President - Caremark Pharmacy Services	2010	900,000	1,500,000	7,000,050	5,166,562	1,050,000	—	25,021	15,641,633
Douglas A. Sgarro Executive Vice President and Chief Legal Officer	2010 2009 2008	611,250 570,000 570,000	— — —	1,737,513 900,022 950,010	1,312,506 1,350,004 1,500,005	440,000 934,407 1,023,318	766,593 1,157,122 550,394	76,381 62,004 151,780	4,944,243 4,973,559 4,745,507

(1)	Mr. Ryan also served as President until May 12, 2010, at which time Mr. Merlo was promoted from Executive Vice President to President and Chief Operating Officer while retaining the title of President-CVS/pharmacy. Mr. Denton was promoted to Executive Vice President and Chief Financial Officer on January 1, 2010. Mr. Lofberg joined the Company effective January 1, 2010.

(2)	As part of Mr. Lofberg’s employment offer he received a sign-on bonus, which was used by Mr. Lofberg to purchase CVS Caremark stock under the Company’s Partnership Equity Program.

(3)

Included in the stock award column is the full fair grant value of all restricted stock unit awards (“RSUs”) made in 2010, determined in accordance with FASB ASC Topic 718. Also included is the portion of the LTIP Cycle IX award for performance years 2010 – 2012 (except for Mr. Ryan, discussed below, and Mr. Lofberg, whose participation in the PBM LTI Plan is instead included) and the RoNA LTI Plan award for performance period July 1, 2010 to December 31, 2011 that would be made in non-transferable shares at the target level of performance (the probable outcome of performance conditions) at the completion of the performance cycles. The amount that would be payable at the maximum performance level under the LTIP Cycle IX and the RoNA LTI Plan to each Messrs. Denton, Merlo and Sgarro is: for Mr. Denton, $1,000,000 and $1,000,000; for Mr. Merlo, $3,300,000 and $4,000,000; and for Mr. Sgarro, $1,250,000 and $1,350,000. The amount that would be payable at the maximum performance level under the

RoNA LTI Plan to Mr. Ryan is $2,750,000 and is payable all in cash at the conclusion of the performance period. The amount that would be payable at the maximum performance level under the PBM LTI Plan for performance years 2010 – 2011 and the RoNA LTI Plan to Mr. Lofberg is $3,000,000 and $6,000,000. The cash portions of the LTIP Cycle IX, RoNA LTI Plan and the PBM LTI Plan (for Mr. Lofberg only) that would be payable at the maximum performance level can be found in the Grants of Plan-Based Awards table on page 44. The amount of the LTIP Cycle IX award (or, for Mr. Lofberg, the PBM LTI Plan) and the RoNA LTI Plan that is payable in cash at the completion of the performance cycles will be reported in the 2013 and 2012 proxy statements, respectively. Following Mr. Ryan’s retirement, his LTIP Cycle IX award (if any) will be payable solely in cash following completion of the applicable performance period based on actual company performance and pro-rated for the period of time during the performance period that Mr. Ryan was CEO (expected to be 41.67% of the performance period), and therefore is not reflected in the Summary Compensation Table. For 2010, the amounts reported with respect to 2010 RSUs, the LTIP Cycle IX award (other than for Mr. Ryan and Mr. Lofberg), PBM LTI Plan award (Mr. Lofberg only) and the RoNA LTI Plan award, respectively, for each of the NEOs are as follows: for Mr. Ryan, $4,375,026 and $2,750,000; for Mr. Denton, $312,520, $500,000, and $500,000; for Mr. Merlo, $1,500,031, $1,650,000 and $2,000,000; for Mr. Lofberg, $1,000,020, 1,500,000 and $3,000,000; and for Mr. Sgarro, $437,513, $625,000 and $675,000. For Mr. Lofberg, the figures include $1,500,029 for his RSU award granted at the time of his hire under the Partnership Equity Program.

(4)	The figures shown are the full fair value on the date of grant, determined in accordance with FASB ASC Topic 718.

(5)	For a discussion of the assumptions and methodologies used to value the stock and option awards, please see the discussion of stock awards and option awards contained in our Annual Report to Stockholders, Notes to Consolidated Financial Statements at Note 10, “Stock Incentive Plans”.

(6)	The figures shown include amounts earned as annual cash incentive awards.

(7)	The amounts reported in this column represent only changes in pension value, as the Company does not pay above-market earnings on deferred compensation. The year-over-year change in Mr. Ryan’s pension value in 2010 from 2009 is mainly attributable to changes in actuarial assumptions and required changes in disclosure specific to his payment amounts due to his announced retirement. The pension calculations assumed that the portion of his benefit that had vested prior to December 31, 2004 was payable as a single life annuity; however, Mr. Ryan has elected to take his entire benefit as a lump sum and the Company is disclosing the amount based on his actual elections. For additional information on the SERP, see “Pension Benefits” beginning on page 48.

(8)	Set forth below is additional information regarding the amounts disclosed in the All Other Compensation column.

All Other Compensation – Fiscal Year 2010

Name & Principal 2010 Positions	Perquisites & Other Personal Benefits (a) ($)	Company Contributions to Defined Contribution Plans (b) ($)	Insurance Premiums (c) ($)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	92,291	186,250	2,940
David M. Denton Executive Vice President and Chief Financial Officer	25,036	16,625	—
Larry J. Merlo President and Chief Operating Officer and President – CVS/pharmacy	23,696	108,194	—
Per G.H. Lofberg Executive Vice President and President – Caremark Pharmacy Services	25,021	0	—
Douglas A. Sgarro Executive Vice President and Chief Legal Officer	15,256	61,125	—

(a)

The amounts above reflect the following: for Mr. Ryan, $71,872 associated with personal use of company aircraft, $2,391 associated with personal use of a company car, $15,000 for financial planning services and $3,028 for home security; for Mr. Denton, $15,000 for financial planning services and $10,036 for home security; for Mr. Merlo, $9,347 associated with personal use of company aircraft, $13,895 for financial planning services and $454 for home security; for Mr. Lofberg, $2,826 associated with personal use of company aircraft, $12,295 for financial planning services, $4,900 for President Club expense and $5,000 associated with the CVS Caremark Charity Classic; and Mr. Sgarro, $14,516 for financial planning services and $740 for home security. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company based on the cost of fuel, trip-related maintenance, deadhead flights, crew travel expenses, landing fees, trip-related hangar costs and smaller variable expenses.

(b)	For 2010, this amount includes Company matching contributions to the CVS Caremark Future Fund of $12,250 for each of Messrs. Ryan, Denton, Merlo and Sgarro. It also includes Company matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to: for Mr. Ryan, $174,000; for Mr. Denton, $4,375; for Mr. Merlo, $95,944; and for Mr. Sgarro, $48,875. As a new employee, Mr. Lofberg was not yet eligible for matching contributions.

(c)	Includes imputed income in connection with Mr. Ryan’s life insurance programs.

Grants of Plan-Based Awards

This table reflects awards granted under the Company’s annual cash incentive plan for 2010, the LTIP Cycle IX (for the NEOs other than Mr. Lofberg), the PBM LTI Plan (solely for Mr. Lofberg), the RoNA LTI Plan (for performance period July 1, 2010 through December 31, 2011), the annual equity awards for 2010, which include stock options and RSUs and, for Mr. Lofberg, stock options and RSUs granted in connection with his participation in the PEP.

Grants of Plan-Based Awards – Fiscal Year 2010

Name & Principal 2010 Positions	Award Type	Date of Committee Action	Grant Date	Est. Future Payouts Under Non- Equity Incentive Plan Awards			Est. Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M. Ryan	Stock Options	2/17/2010	4/1/2010								446,215	36.23	4,375,004
Chairman of the Board and Chief Executive Officer	Annual RSUs	2/17/2010	4/1/2010							120,757			4,375,026
	Annual Cash			750,000	3,000,000	6,000,000
	LTIP (10-12)	3/10/2010	3/10/2010	500,000	2,000,000	4,000,000	14,347	57,388	114,777				2,000,000
	RoNA LTI Plan	5/11/2010	5/11/2010	550,000	2,750,000	5,500,000	15,384	76,923	153,846				2,750,000

David M. Denton	Stock Options	2/17/2010	4/1/2010								95,618	36.23	937,506
Executive Vice President and Chief Financial Officer	Annual RSUs	2/17/2010	4/1/2010							8,626			312,520
	Annual Cash			171,875	687,500	1,375,000
	LTIP (10-12)	3/10/2010	3/10/2010	125,000	500,000	1,000,000	3,586	14,347	28,694				500,000
	RoNA LTI Plan	5/11/2010	5/11/2010	100,000	500,000	1,000,000	2,797	13,986	27,972				500,000

Larry J. Merlo	Stock Options	2/17/2010	4/1/2010								152,988	36.23	1,500,001
President and Chief Operating Officer and President— CVS/pharmacy	Annual RSUs	2/17/2010	4/1/2010							41,403			1,500,031
	Annual Cash			437,500	1,750,000	3,500,000
	LTIP (10-12)	3/10/2010	3/10/2010	412,500	1,650,000	3,300,000	11,836	47,345	94,691				1,650,000
	RoNA LTI Plan	5/11/2010	5/11/2010	400,000	2,000,000	4,000,000	11,188	55,944	111,888				2,000,000

Per G.H Lofberg	PEP Options	12/8/2009	1/4/2010								454,830	32.98	4,166,561
Executive Vice President and President—Caremark Pharmacy Services	PEP RSUs	12/8/2009	1/4/2010							45,483			1,500,029
	Stock Options	2/17/2010	4/1/2010								101,992	36.23	1,000,001
	Annual RSUs	2/17/2010	4/1/2010							27,602			1,000,020
	Annual Cash			337,500	1,350,000	2,700,000
	PBM LTI Plan	3/10/2010	3/10/2010	375,000	1,500,000	3,000,000	10,760	43,041	86,083				1,500,000
	RoNA LTI Plan	5/11/2010	5/11/2010	600,000	3,000,000	6,000,000	16,783	83,916	167,832				3,000,000

Douglas A. Sgarro	Stock Options	2/17/2010	4/1/2010								133,865	36.23	1,312,506
Executive Vice President and Chief Legal Officer	Annual RSUs	2/17/2010	4/1/2010							12,076			437,513
	Annual Cash			195,313	781,250	1,562,500
	LTIP (10-12)	3/10/2010	3/10/2010	156,250	625,000	1,250,000	4,483	17,934	35,868				625,000
	RoNA LTI Plan	5/11/2010	5/11/2010	135,000	675,000	1,350,000	3,776	18,881	37,762				675,000

(1)	Share numbers determined based on the closing price of our stock on the applicable grant date.

The stock option awards shown above vest in equal installments on the first, second and third anniversaries of the date of grant and expire in seven years from the date of grant, except for Mr. Lofberg’s PEP options, which vest on December 31, 2012. As described above, the Company’s policy is to establish the exercise price for stock options as the closing price of the Company’s common stock on the grant date. Annual RSU grants typically vest in increments of 50% on the third anniversary of the grant, and 50% on the fifth anniversary of the grant or on the executive’s 55th birthday, whichever is later. Mr. Lofberg’s RSUs granted in conjunction with his PEP award will vest 50% on January 4, 2012 and 50% on December 31, 2012.

If earned, a portion of the LTIP Cycle IX awards, the PBM LTI Plan award and the RoNA LTI Plan award will be reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the relevant year.

Outstanding Equity Awards at Fiscal Year-End

This table reflects stock option and RSU awards granted to the executive officers specified in the table under the Company’s 2010 and 1997 ICPs that were outstanding as of December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Stock Option Awards						Stock Awards
Name & Principal 2010 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	1/9/2003	900,000	—	(2)	12.56	1/9/2013	4/3/2006	66,589	(7)	2,315,300
	4/3/2006	491,761	—	(3)	30.04	4/3/2013	4/2/2007	58,106	(7)	2,020,346
	4/2/2007	403,226	—	(3)	34.42	4/2/2014	4/1/2008	66,797	(8)	2,322,532
	4/1/2008	422,822	211,411	(3)	41.17	4/1/2015	4/1/2009	164,591	(9)	5,722,829
	4/1/2009	220,068	440,137	(3)	28.10	4/1/2016	4/1/2010	120,757	(10)	4,198,721
	4/1/2010	—	446,215	(3)	36.23	4/1/2017	3/4/2009				70,367	(11)	2,446,661
							3/10/2010				57,388	(11)	1,995,381
							5/11/2010				76,923	(11)	2,674,613
David M. Denton Executive Vice President and Chief Financial Officer	3/7/2001	5,000	—	(2)	30.26	3/7/2011	3/5/2008	1,275	(12)	44,316
	1/5/2005	5,334	—	(3)	22.45	1/5/2012	4/1/2008	1,883	(13)	65,472
	4/3/2006	11,526	—	(3)	30.04	4/3/2013	4/1/2009	4,004	(13)	139,219
	4/2/2007	14,113	—	(3)	34.42	4/2/2014	4/1/2010	8,626	(7)	299,926
	3/5/2008	—	12,420	(4)	40.28	3/5/2018	2/12/2008	1,136	(14)	39,499
	4/1/2008	17,874	8,937	(3)	41.17	4/1/2015	2/18/2009	1,838	(14)	63,907
	4/1/2009	16,059	32,119	(3)	28.10	4/1/2016	2/17/2010	3,090	(14)	107,439
	4/1/2010	—	95,618	(3)	36.23	4/1/2017	3/10/2010				14,347	(11)	498,845
							5/11/2010				13,986	(11)	486,293
Larry J. Merlo President and Chief Operating Officer and President - CVS/ pharmacy	1/2/2002	144,822	—	(5)	14.96	1/2/2012	4/3/2006	7,283	(7)	253,230
	1/9/2003	160,000	—	(2)	12.56	1/9/2013	4/2/2007	6,537	(7)	227,291
	4/3/2006	161,359	—	(3)	30.04	4/3/2013	4/1/2008	151,810	(15)	5,278,434
	4/2/2007	136,089	—	(3)	34.42	4/2/2014	4/1/2009	46,264	(7)	1,608,599
	4/1/2008	96,096	48,048	(3)	41.17	4/1/2015	4/1/2010	41,403	(7)	1,439,582
	4/1/2009	61,857	123,715	(3)	28.10	4/1/2016	3/4/2009				29,319	(11)	1,019,422
	4/1/2010	—	152,988	(3)	36.23	4/1/2017	3/10/2010				47,345	(11)	1,646,186
							5/11/2010				55,944	(11)	1,945,173
Per G.H. Lofberg Executive Vice President and President - Caremark Pharmacy Services	1/4/2010	—	454,830	(6)	32.98	1/3/2020	1/4/2010	45,972	(16)	1,598,430
	4/1/2010	—	101,992	(3)	36.23	4/1/2017	4/1/2010	27,602	(17)	959,722
							3/10/2010				43,041	(11)	1,496,536
							5/11/2010				83,916	(11)	2,917,759

	Stock Option Awards						Stock Awards
Name & Principal 2010 Positions	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards Number of Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Douglas A. Sgarro Executive Vice President and Chief Legal Officer	4/3/2006	147,531	—	(3)	30.04	4/3/2013	1/8/2004	12,000	(7)	417,240
	4/2/2007	136,089	—	(3)	34.42	4/2/2014	1/5/2005	15,000	(7)	521,550
	4/1/2008	115,315	57,658	(3)	41.17	4/1/2015	4/3/2006	6,659	(7)	231,533
	4/1/2009	64,236	128,473	(3)	28.10	4/1/2016	4/2/2007	6,537	(7)	227,291
	4/1/2010	0	133,865	(3)	36.23	4/1/2017	4/1/2008	12,145	(7)	422,282
							4/1/2009	16,015	(7)	556,842
							4/1/2010	12,076	(7)	419,883
							3/4/2009				17,591	(11)	611,639
							3/10/2010				17,934	(11)	623,565
							5/11/2010				18,881	(11)	656,492

(1)	The value of the RSUs is based on $34.77, which was the closing price of the Company’s stock on December 31, 2010, the last trading day of our fiscal year.

(2)	50% of these stock options vested on the second anniversary of the date of grant; 25% of the remaining stock options vested on each of the third and fourth anniversaries of the date of grant.

(3)	The stock options vest in one-third increments on each of the first, second and third anniversaries of the date of grant. Under retirement provisions applicable to Mr. Ryan, stock options granted to him before January 1, 2010 will continue to vest on the schedule described above.

(4)	The stock options vest in one-third increments on each of the third, fourth and fifth anniversaries of the date of grant and expire ten years from the date of grant.

(5)	For Mr. Merlo, 50% vested on the second anniversary of the date of grant and 25% vested on each of the third and fourth anniversaries of the date of grant with respect to 105,178 options and in one-third increments on each of the first, second and third anniversaries of the date of grant with respect to 39,644 stock options.

(6)	The stock options vest on December 31, 2012.

(7)	RSUs vest in increments of 50% on the third anniversary of the grant date and on the later of the fifth anniversary of the grant date or the executive’s 55th birthday. Under retirement provisions applicable to Mr. Ryan, upon his retirement all RSU awards granted to him before January 1, 2010 vest upon retirement.

(8)	For Mr. Ryan, RSUs will vest on December 31, 2011. Under retirement provisions applicable to him, RSU awards granted before January 1, 2010 vest upon retirement.

(9)	For Mr. Ryan, RSUs will vest in increments of 50% on December 31, 2011 and December 31, 2012. Under retirement provisions applicable to him, RSU awards granted before January 1, 2010 vest upon retirement.

(10)	For Mr. Ryan, RSUs will vest in increments of 50% on the third anniversary of the date of grant and 50% on the fifth anniversary of the date of grant. Under retirement provisions applicable to him, RSU awards granted before January 1, 2010 vest upon retirement.

(11)	Represents non-transferable shares to be delivered to each of the executives for outstanding LTIP performance cycles in effect for Cycle VIII (2009-2011), Cycle IX (2010-2012) and the RoNA LTI Plan (July 1, 2010-December 31, 2011), assuming in each case that the target level of performance will be achieved.

(12)	RSUs vest on the fifth anniversary of the date of grant.

(13)	RSUs vest on the fourth anniversary of the date of grant.

(14)	RSUs vest one-third on the first, second and third anniversaries of the date of grant.

(15)	For Mr. Merlo the award includes 30,362 RSUs granted as part of his annual equity award, which will vest in increments of 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date; and 121,448 RSUs granted as a retention award, which will vest in increments of 50% on each of the third and fifth anniversaries of the grant date.

(16)	RSUs will vest 50% on the second anniversary of the grant date and 50% on December 31, 2012.

(17)	RSUs will vest on the third anniversary of the grant date.

Option Exercises and Stock Vested

The table below reflects information for the fiscal year ended December 31, 2010 concerning options exercised and vesting of previously granted RSUs and non-transferable shares for each of the executive officers specified in the table. The value of the shares acquired upon exercise of the options and the shares represented by the vesting of RSUs is based on the closing price of our stock on the date of exercise and the date of vesting, respectively.

Option Exercises and Stock Vested – Fiscal Year 2010

	Option Awards		Stock Awards
Name & Principal 2010 Positions	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	2,312,124	28,243,853	661,835	22,119,464

David M. Denton Executive Vice President and Chief Financial Officer	—	—	13,492	478,642

Larry J. Merlo President and Chief Operating Officer and President - CVS/pharmacy	244,822	1,993,173	36,537	1,268,836

Per G.H. Lofberg Executive Vice President and President - Caremark Pharmacy Services	—	—	—	—

Douglas A. Sgarro Executive Vice President and Chief Legal Officer	—	—	6,537	236,836

Pension Benefits

The Company has established and maintains the unfunded Supplemental Retirement Plan I for Select Senior Management of the Company (the “SERP”). The SERP is designed to supplement the retirement benefits of selected executives in lieu of a qualified defined benefit plan. Under the SERP’s benefit formula, executives selected for participation (including certain of the NEOs and certain retired executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the SERP) for each year of service up to 30 years, with no offset for any amounts provided by the Company’s qualified plans, Social Security or other retirement benefits.

As of December 31, 2009, Mr. Ryan met his obligations under his retention agreement and the 30-year limit on service was removed for him. The majority of the difference year over year from 2009 in the present value of the accumulated benefit for Mr. Ryan is attributable to a change in actuarial assumptions based on his intent to retire in 2011 and his election to receive his entire SERP benefit in a lump sum. The calculations in the Pension Benefits Table below assumed that the portion of his benefit that had been vested and accrued prior to December 31, 2004 (i.e., before the implementation of Section 409A of the Internal

Revenue Code (“IRC Section 409A”)) was payable as a single life annuity; however, upon his announced retirement, the Company is disclosing the amount based on his actual elections, which, in his case, is a lump sum election.

Final compensation for purposes of the SERP benefit formula is the average of the executive’s three highest years of annual salary and annual cash bonus during the last ten years of service. The estimated credited years of benefit service for Messrs. Ryan, Merlo and Sgarro as of the measurement date of December 31, 2010 were 36, 30 and 13 years, respectively. Messrs. Denton and Lofberg do not participate in the SERP. Benefits under the SERP formula are payable in annual installments for the life of the executive, unless the executive has made an advance election in accordance with plan and IRS rules to have the benefit paid in the form of a lump sum or joint and survivor annuity of equivalent actuarial value. As of the measurement date, Mr. Merlo has made an election to receive his entire benefit payable to him on account of termination of employment in the form of a lump sum; Mr. Sgarro has made an election to receive the portion of his benefit subject to IRC Section 409A payable to him on account of termination of employment in the form of a lump sum.

No benefits are payable to an eligible executive until he terminates employment. After termination of employment, SERP benefits are payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination. As of the measurement date, only Messrs. Ryan and Merlo were eligible for an immediate benefit.

The accumulated values for the Pension Benefits Table and Summary Compensation Table are based on the benefit accrued as of the measurement date payable as a single life annuity commencing on the earliest unreduced retirement age (55) using assumptions which include a 5.50% discount rate as of December 31, 2010. Annual benefits accrued as of the measurement date and payable as a single life annuity at the earliest unreduced retirement age are: for Mr. Ryan, $3,400,859; for Mr. Merlo, $1,186,228; and for Mr. Sgarro, $366,219. Each of the executives is fully vested in his accrued benefit. The accrued benefit for Mr. Ryan reflects his waiver of his rights to $62,601 of that benefit. Mr. Ryan had previously waived his rights to $100,967 of his accrued benefit. During 2009, rights to $38,366 of the waived benefits were restored to Mr. Ryan because of the Company’s inability to fulfill its obligations under previous agreements with him due to regulations implemented under the Sarbanes-Oxley Act. For further information regarding pension assumptions, please see the Notes to the Consolidated Financial Statements in our Annual Report to Stockholders for the fiscal year ended December 31, 2010. In the event Mr. Merlo or Mr. Sgarro elects to receive his entire benefit in a lump sum, the present value of accumulated SERP benefits as of the measurement date, based on the SERP’s assumptions for determining lump sums, would be: for Mr. Merlo, $23,288,028; and for Mr. Sgarro, $6,671,412. As noted above, Mr. Ryan will receive his entire benefit in a lump sum upon his retirement, as reflected in the Pension Benefits Table below.

The SERP does not allow new members, and the Management Planning and Development Committee has adopted a policy restricting participation in the SERP under the current benefit formula to those executives participating in that plan at the time the policy was adopted. As noted above, only Messrs. Ryan, Merlo and Sgarro currently participate in the SERP.

Pension Benefits Table – Fiscal Year 2010

Name & Principal 2010 Positions	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	SERP	36	58,421,831	—

David M. Denton Executive Vice President and Chief Financial Officer	N/A	—	—	—

Larry J. Merlo President and Chief Operating Officer and President - CVS/pharmacy	SERP	30	17,511,004	—

Per G.H. Lofberg Executive Vice President and President - Caremark Pharmacy Services	N/A	—	—	—

Douglas A. Sgarro Executive Vice President and Chief Legal Officer	SERP	13	4,676,910	—

Nonqualified Deferred Compensation

Executive officers and selected members of senior management may participate in the CVS Caremark Deferred Compensation Plan (the “DCP”) and the CVS Caremark Deferred Stock Plan (the “DSP”). The DCP allows participants to defer payment of a portion of their salary and all or a portion of their annual cash incentive (and in the case of executive officers, all or a portion of their LTI Plan cash award) to facilitate their personal retirement or financial planning. For participants in the DCP, the Company provides a maximum match of up to 5% of the salary and annual cash incentive deferred, plus an additional match for matching contributions only on amounts that cannot be deferred into qualified 401(k) plans due to IRS plan limits.

The investment crediting options for the DCP mirror those offered for the CVS Caremark Future Fund. Each year, the amount of a participant’s deferred compensation account increases or decreases based on the appreciation and/or depreciation in the value of the investment crediting alternatives selected by the participant. There are no vesting requirements on deferred amounts or earnings on deferred amounts.

Executive officers and selected members of management are eligible to participate in the DSP, in which they may elect to defer settlement of RSUs beyond the scheduled vesting date. Dividend equivalents are reinvested during the deferral period. Each of Messrs. Ryan, Merlo, Lofberg and Sgarro has utilized the DSP to defer portions of their equity-based compensation.

Executive officers are not permitted to defer proceeds of stock option exercises.

The amounts shown in the table below for “Cash” and “Stock” were deferred pursuant to the DCP and the DSP, respectively. Except for Mr. Lofberg, also included in the “Aggregate Balance” column is $3,359,858 due from the Company upon the death of the executive under an unfunded “death benefit only” life insurance arrangement for each executive.

Nonqualified Deferred Compensation – Fiscal Year 2010

Name & Principal 2010 Positions	Type	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Thomas M. Ryan Chairman of the Board and Chief Executive Officer	Cash	206,500	174,000	391,363	—	13,112,695
	Stock	17,691,787	—	4,576,909	145,702	59,561,111

David M. Denton Executive Vice President and Chief Financial Officer	Cash	—	4,375	16,141	—	3,508,310
	Stock	—	—	—	—	—

Larry J. Merlo President and Chief Operating Officer and President - CVS/pharmacy	Cash	110,417	95,944	109,111	—	4,525,271
	Stock	1,689,904	—	451,466	19,136	15,842,628

Per G.H. Lofberg Executive Vice President and President - Caremark Pharmacy Services	Cash	450,000	—	56,743	—	506,743
	Stock	—	—	—	—	—

Douglas A. Sgarro Executive Vice President and Chief Legal Officer	Cash	131,250	48,875	24,340	1,111,526	3,553,378
	Stock	—	—	13,052	558,993	—

(1)	The cash contributions are included in amounts shown for 2010 in the Non-Equity Compensation Plan column of the Summary Compensation Table. The stock contributions represent deferred settlement of RSUs granted in prior years that vested in 2010.

(2)	All amounts shown are also disclosed in the Summary Compensation Table under All Other Compensation.

(3)	All earnings shown on the Stock line are attributable to dividend equivalents and an increase in the Company’s common stock price.

(4)	For Mr. Sgarro, the cash distribution is from a 2000, 2005, 2007, 2008 and 2009 annual cash incentive deferral and 2002, 2005, 2006, 2007, 2008 and 2009 registrant contributions, and stock distributions include amounts from his 2003-2005 and 2004-2006 LTIP awards. All amounts distributed from the DSP include cash dividend payments.

(5)	The following amounts included in this column have been previously reported in the Summary Compensation Table:

	Amounts Previously Reported in the SCT
	Cash		Stock
	2009	2008	2009	2008
Mr. Ryan	$367,750	$595,460	$2,200,500	$4,658,750
Mr. Denton	—	—	—	—
Mr. Merlo	152,480	279,991	420,068	559,050
Mr. Lofberg	—	—	—	—
Mr. Sgarro	143,220	396,251	—	559,050

Payments/(Forfeitures) Under Termination Scenarios

The tables below show the amounts that would be received or forfeited by each NEO under various termination scenarios, assuming (i) that the termination occurred on December 31, 2010 and (ii) that amounts that have been paid or are payable in all events, such as the non-equity incentive amounts earned with respect to fiscal year 2010 and disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 41, the amounts payable under the pension plans discussed beginning on page 48, and the amounts in the nonqualified deferred compensation plans discussed beginning on page 50, are not included in the tables below, nor is any amount for stock options that are vested and exercisable as of December 31, 2010.

With respect to the tables below:

■	Messrs. Denton, Lofberg and Sgarro are not eligible for retirement as of December 31, 2010.

■	The amounts paid as base salary upon voluntary termination for Messrs. Merlo and Sgarro reflect the Company’s option to continue to pay 50% of the executive’s salary for 18 months in consideration for compliance with a non-competition provision.

■	The option value is determined by multiplying the number of unvested options outstanding as of December 31, 2010 by the difference between the exercise price and $34.77, the closing price on December 31, 2010, the last trading day of the Company’s fiscal year. Generally, the grant agreements provide for the following post-termination exercise periods, but in no case will the post-termination exercise period be longer than the original option term:

■	In the case of termination due to death, during the one-year period following termination;

■	In the case of constructive termination without cause prior to a change in control of the Company (a “CIC”), during the severance period;

■	In the case of constructive termination without cause after a CIC, during the remainder of the option term; and

■	In the cases of termination for cause or voluntary termination, generally there is no post-termination exercise period, except that in the case of voluntary termination options granted prior to December 31, 2005 may be exercised for a period of 90 days following termination.

■	The value of the RSUs is determined by multiplying the number of RSUs as of December 31, 2010 by the closing price on that date, $34.77, which was the last trading day of the Company’s fiscal year.

■	Upon a CIC, all outstanding unvested stock options will vest in full and restrictions will lapse on all RSUs, as provided in the Company’s 1997 and 2010 ICPs.

■	The value of LTIP cycles assumes pro-rated payments are made for outstanding LTIP Cycle VIII (two-thirds; years 2009 – 2011), LTIP Cycle IX (one-third; years 2010 – 2012), and RoNA LTI Plan (one-third; performance period July 1, 2010 – December 31, 2011), except in the case of a CIC, in which case all outstanding performance cycles are assumed to be achieved at target and the value of payments are made at target.

■	Additional assumptions for the excise tax gross-up calculation are as follows:

■	Marginal federal, Rhode Island and FICA tax rates of 35%, 9.9% and 1.45%, respectively;

■	December 2010 short-, mid- and long-term AFR of 0.38%, 1.82% and 4.20%, respectively;

■	Stock options are converted into acquirer options and are valued in accordance with revenue procedure 2003-68 and Q & A 24(c) of IRC Section 280G (this calculation is an estimate for proxy disclosure only); and

■	Payments on a CIC may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation and reasonable compensation analyses.

In the event of a covered termination prior to a CIC, Mr. Ryan would receive a cash severance payment equal to three times the sum of his annual base salary plus his current annual cash incentive at target. In the event of his covered termination following a CIC, he would receive a cash severance payment equal to three times the sum of his annual base salary plus the greater of the average of the last three years’ annual bonuses or his target bonus. Upon his retirement and pursuant to an agreement with the Company, the Company will provide Mr. Ryan with five years of financial planning benefits at the same level as was in effect while he was employed, an office, not to exceed reasonable and customary rates for executive office space in Providence, Rhode Island (or equivalent) and an experienced executive assistant at a level comparable to his pre-retirement support. No dollar amount, other than for his financial planning benefits, is shown as his office location has not been determined.

Thomas M. Ryan Chairman of the Board and Chief Executive Officer	Death ($)	Termination for Cause ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Voluntary Termination/ Retirement ($)
Severance Value
Base Salary	—	—	4,500,000	4,500,000	—
Bonus	—	—	9,000,000	9,000,000	—

Immediate Vesting of Equity
Value of Options	2,935,714	(2,935,714)	2,935,714	2,935,714	2,935,714
Value of RSUs	16,579,727	(16,579,727)	16,579,727	16,579,727	13,220,771
Value of LTIP Cycles	5,566,667	(5,566,667)	5,566,667	13,100,000	5,566,667

Benefits and Other
Health Insurance	—	—	24,743	24,743	—
Financial Counseling	—	—	75,000	75,000	75,000
SERP	—	—	—	—	—
Excise Tax Gross-Up	0	0	0	0	N/A
Total	25,082,108	(25,082,108)	38,681,851	46,215,184	21,798,152

In the event of his termination prior to a CIC, Mr. Denton is eligible for severance payments, provided that he executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customer and employees. In the event Mr. Denton is terminated by the Company without cause prior to a CIC, he is eligible to receive 24 months of base salary and target bonus as severance, paid in equal monthly installments over 24 months, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Mr. Denton has entered into a CIC Agreement with the Company that specifies payments that would be made to him in the event of a CIC. In the event of his covered termination, he would receive a cash severance payment equal to one and one-half times the sum of his annual base salary and his then-current annual cash incentive at target.

David M. Denton Executive Vice President and Chief Financial Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	1,100,000	825,000
Bonus	—	—	—	—	1,031,250

Immediate Vesting of Equity
Value of Options	214,234	(214,234)	(214,234)	214,234	214,234
Value of RSUs	759,779	(759,779)	(759,779)	168,878	759,779
Value of LTIP Cycles	666,667	(666,667)	(666,667)	666,667	2,000,000

Benefits and Other
Health Insurance	—	—	—	24,326	18,244
SERP	—	—	—	—	—
Excise Tax Gross-Up	0	0	0	0	1,965,114
Total	1,640,680	(1,640,680)	(1,640,680)	2,174,105	6,813,621

In the event of his covered termination prior to a CIC, Mr. Merlo would receive a cash severance payment equal to two times the sum of his annual base salary and his then-current annual cash incentive at target. In the event of a covered termination following a CIC, Mr. Merlo would receive a cash severance payment equal to three times the sum of his annual base salary and his then-current annual cash incentive at target. Mr. Merlo meets the requirements for retirement as described in the Approved Early Retirement definition of his Employment Agreement, but without Board approval any voluntary termination by him would not be deemed a retirement.

Larry J. Merlo President and Chief Operating Officer and President – CVS/ pharmacy	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)	Approved Early Retirement ($)
Severance Value
Base Salary	—	—	750,000	2,000,000	3,000,000	—
Bonus	—	—	—	3,500,000	5,250,000	—

Immediate Vesting of Equity
Value of Options	825,179	(825,179)	(825,179)	825,179	825,179	825,179
Value of RSUs	8,807,137	(8,807,137)	(8,807,137)	8,807,137	8,807,137	8,807,137
Value of LTIP Cycles	2,333,333	(2,333,333)	(2,333,333)	2,333,333	8,800,000	2,333,333

Benefits and Other
Health Insurance	—	—	—	22,960	34,440	—
SERP	—	—	—	—	—	—
Excise Tax Gross-Up	0	0	0	0	8,614,629	0
Total	11,965,649	(11,965,649)	(11,215,649)	17,488,609	35,331,385	11,965,649

In the event of his covered termination prior to a CIC, Mr. Lofberg is eligible for severance payments, provided that he executes a separation agreement with the Company that includes, among other things, standard restrictive covenants regarding non-competition and non-solicitation of customers and employees. In the event Mr. Lofberg’s Employment Agreement is terminated by the Company without cause or by Mr. Lofberg for good reason, he is eligible to receive 12 months of base salary as severance, paid in equal monthly installments over 12 months, in consideration for a general release of claims and compliance with various restrictive covenants, including non-competition and non-solicitation provisions. Mr. Lofberg has entered into a CIC Agreement with the Company that specifies payments that would be made to him in the event of a CIC. In the event of his covered termination, he would receive a cash severance payment equal to one and one-half times the sum of his annual base salary and his then-current annual cash incentive at target, but under his CIC Agreement such cash severance would be reduced to avoid the excise tax under IRC Section 280G if that would give Mr. Lofberg a better after-tax result.

Per G. H. Lofberg Executive Vice President and President – Caremark Pharmacy Services	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	—	900,000	1,350,000
Bonus	—	—	—	0	2,025,000

Immediate Vesting of Equity
Value of Options	814,146	(814,146)	(814,146)	271,382	814,146
Value of RSUs	2,558,151	(2,558,151)	(2,558,151)	239,930	2,558,151
Value of LTIP Cycles	4,100,000	(4,100,000)	(4,100,000)	4,100,000	9,000,000

Benefits and Other
Health Insurance	—	—	—	3,992	5,989
SERP	—	—	—	—	—
Excise Tax Gross-Up	0	0	0	0	0
Total	7,472,297	(7,472,297)	(7,472,297)	5,515,304	15,753,286

In the event of his covered termination prior to a CIC, Mr. Sgarro would receive a cash severance payment equal to two times the sum of his annual base salary and his then-current annual cash incentive at target. In the event of a covered termination following a CIC, the executive would receive a cash severance payment equal to three times the sum of his annual base salary and his then-current annual cash incentive at target.

Douglas A. Sgarro Executive Vice President and Chief Legal Officer	Death ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination w/o Cause or Constructive Termination w/o Cause Prior to CIC ($)	Termination w/o Cause or Constructive Termination w/o Cause After CIC ($)
Severance Value
Base Salary	—	—	468,750	1,250,000	1,875,000
Bonus	—	—	—	1,562,500	2,343,750

Immediate Vesting of Equity
Value of Options	856,915	(856,915)	(856,915)	856,915	856,915
Value of RSUs	2,796,621	(2,796,621)	(2,796,621)	2,796,621	2,796,621
Value of LTIP Cycles	1,466,667	(1,466,667)	(1,466,667)	1,466,667	3,500,000

Benefits and Other
Health Insurance	—	—	—	22,168	33,252
SERP	—	—	—	—	—
Excise Tax Gross-Up	0	0	0	0	0
Total	5,120,203	(5,120,203)	(4,651,453)	7,954,871	11,405,538

ITEM  1:  ELECTION OF DIRECTORS

Our Board of Directors has nominated 12 directors for election at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Each director is elected by a majority of the votes cast with respect to that director’s election (at a meeting for the election of directors at which a quorum is present) by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes cast with respect to the election of directors.

In accordance with the Company’s by-laws, each nominee who is a current director has submitted an irrevocable resignation, which resignation becomes effective upon (i) that person not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for that purpose. The Board, acting on the recommendation of its Nominating and Corporate Governance Committee, will no later than at its first regularly scheduled meeting following certification of the stockholder vote, determine whether to accept the resignation of the unsuccessful incumbent. Absent a determination by the Board that a compelling reason exists for concluding that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director, the Board will accept that person’s resignation.

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors. Those guidelines are included in this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, diversity, judgment, character, reputation, age, skills, background and experience. The Committee believes that the Board, as currently constituted, is well-balanced and that it fully and effectively addresses the Company’s needs. All of our nominees are seasoned leaders, the majority of whom are or were chief executive officers, who bring to the Board skills and qualifications gained during their tenure at a vast array of public companies, private companies, non-profits and other businesses. We have indicated below for each nominee certain of the experience, qualifications, attributes or skills that led the Committee and the Board to conclude that the nominee should continue to serve as a director.

Biographies of our Board Nominees

Edwin M. Banks	Director since March 2007	Age 48

Mr. Banks is the Founder and a Managing Director of Washington Corner Capital Management, LLC, a credit-based investment platform. From 1988 through 2006, Mr. Banks served as Senior Portfolio Manager for W.R. Huff Asset Management Company, an investment management firm. He is also a director CKx, Inc., an entertainment management company. Mr. Banks previously served on the board of Caremark Rx, Inc. from May 2000 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark. He was also a director of Virgin Media Inc., a communications services company, until his retirement from that board in June 2009. Mr. Banks has extensive financial expertise, including within the health care industry as a health care buy-side analyst and in capital markets. He also has significant SEC compliance and governance experience, having served on public company boards since 1990. He is a Chartered Financial Analyst and has been designated as an audit committee financial expert for the Company.

C. David Brown II	Director since March 2007	Age 59

Mr. Brown has been Chairman of Broad and Cassel, a Florida law firm, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. He is also a director of Rayonier, Inc., a real estate development, timberland management and cellulose production company. Mr. Brown previously served on the board of Caremark Rx, Inc. from March 2001 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark. Mr. Brown’s legal expertise and experience are valued by the Board, as is his ability to analyze and interpret complex issues and facilitating Board engagement. The Board believes that Mr. Brown’s experience adds knowledge and leadership depth to the Board.

David W. Dorman	Director since March 2006	Age 57

Mr. Dorman has been the Non-Executive Chairman of the Board of Motorola Solutions, Inc. (formerly Motorola, Inc.), a communications products company, since May 2008. Mr. Dorman will transition to the position of Lead Director of Motorola Solutions, Inc. in May 2011. From October 2006 through April 2008, he was a Managing Director and Senior Advisor with Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. Mr. Dorman is also a director of Yum! Brands, Inc., a quick service restaurant company. Mr. Dorman’s experience in leading large companies, beginning with Sprint and later Pacific Bell and AT&T, lends a perspective and skill set that is greatly valued by the Board. His business background of growing companies is in line with and useful to our business strategy. Mr. Dorman is expected to become CVS Caremark’s Non-Executive Chairman of the Board upon the retirement of Thomas M. Ryan at our 2011 Annual Meeting. The Board believes that Mr. Dorman’s experience leading the boards of AT&T and Motorola make him well-suited to be the Company’s Chairman.

Anne M. Finucane	Director since January 2011	Age 58

Ms. Finucane has been the Global Strategy and Marketing Officer for Bank of America Corporation (“BOA”), an international financial services company, since 2006 and has been Northeast Market President for BOA since 2004. During her fifteen years as a senior leader at BOA and its legacy firms, Ms. Finucane has served as senior advisor to four chief executive officers and the Board of Directors, with a focus on corporate strategy and public policy creation and implementation. Ms. Finucane oversees public policy, government affairs, consumer policy and corporate social responsibility, leading BOA’s engagement and positioning on global and domestic policies, issues, current and proposed legislation and other public affairs issues affecting BOA and the financial services industry. Ms. Finucane’s experience in the financial services industry and government affairs provides the Board with valuable insight in those key areas.

Kristen Gibney Williams	Director since March 2007	Age 62

Ms. Gibney Williams is a former executive of the Prescription Benefits Management Division of Caremark International Inc. and its predecessors, including service as General Manager and as President from 1986 until June 1993 and as Corporate Vice President from June 1993 until her retirement in January 1997. Ms. Gibney Williams previously served on the board of Caremark Rx, Inc. from February 1999 until the closing of the CVS/Caremark merger, when she became a director of CVS Caremark. Ms. Gibney Williams helped to found the Caremark PBM and was head of its operations for over ten years, so her experience and expertise in the pharmacy benefit services area is an extremely valuable resource to the Board. She also has over ten years experience on the Board and the Audit Committee of Caremark and CVS Caremark.

Marian L. Heard	Director since September 1999	Age 70

Ms. Heard has been President and Chief Executive Officer of Oxen Hill Partners, specialists in leadership development programs, since August 2004. From February 1992 until July 2004, Ms. Heard was President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Way of New England, each a social service agency. Ms. Heard is a director of Sovereign Bank USA, a financial services institution that is now a subsidiary of Santander Banco, and was a director of BioSphere Medical, Inc., a medical products company until its acquisition in 2010. Ms. Heard’s experience includes many years in president or chief executive officer roles, as well as specific operations experience at all senior management levels. She has a very strong background in the non-profit arena, including 12 years as the head of United Way of Massachusetts Bay as well as service on the boards of several non-profits. Ms. Heard also brings many years of relevant experience on public company boards, and has served on the boards of two insurance companies. Her business acumen and balanced perspective are considered valuable assets associated with her service as a Director.

Larry J. Merlo	Director since May 2010	Age 55

Mr. Merlo has been the Chief Executive Officer of CVS Caremark Corporation since March 2011 and President of CVS Caremark Corporation since May 2010. Mr. Merlo formerly served as Chief Operating Officer of CVS Caremark Corporation from May 2010 through March 2011 and was President of CVS/pharmacy-Retail from January 2007 through January 2010; Executive Vice President of CVS Caremark Corporation from January 2007 to May 2010; Executive Vice President – Stores of CVS Corporation from April 2000 to January 2007; and Executive Vice President – Stores of CVS Pharmacy, Inc. from March 1998 to January 2007. He is currently Chairman of National Association of Chain Drug Stores. Mr. Merlo has been with CVS and its subsidiaries for more than 30 years, and provides the Board with invaluable experience and insight into the retail drugstore and health care industries.

Jean-Pierre Millon	Director since March 2007	Age 60

Mr. Millon is the retired former President and Chief Executive Officer of PCS Health Systems, Inc. (“PCS”). Mr. Millon joined PCS in 1995, where he served as President and Chief Executive Officer from June 1996 until his retirement in September 2000. He also serves as a director of InfuSystems Holdings, Inc., a provider of pumps, supplies and support to oncology practices and clinics and served as a director of Cypress Bioscience, Inc., a biotechnology company, until his resignation from that board in August 2010. Mr. Millon previously served on the board of Caremark Rx, Inc. from March 2004, upon Caremark’s acquisition of AdvancePCS, and as a director of AdvancePCS (which resulted from the merger of PCS and Advance Paradigm, Inc.) beginning in October 2000. He became a director of CVS Caremark upon the closing of the CVS/Caremark merger. Mr. Millon has ten years of financial management experience and 15 years of general functional management experience, including strategic planning experience specific to pharmacy benefit management companies as the former head of PCS. He also has extensive venture capital and public company board experience.

Terrence Murray	Director since October 1996	Age 71

Mr. Murray is the retired former Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution. Mr. Murray served as Chief Executive Officer of FleetBoston from May 1982 until his retirement in December 2001. He serves as the Company’s Lead Director until after the Annual Meeting. Mr. Murray formerly served as a director of Air Products and Chemicals, Inc., a provider of gases and related products, until May 2006, of A.T. Cross Company, a personal accessories company, until April 2008, and of ChoicePoint, Inc., a provider of identification and credential verification services, until September 2008. Mr. Murray’s 40-year career in the financial services industry, including 20 years as the chief executive officer of a company with over 50,000 employees, give him experience that is valued by the Board. The Board believes that Mr. Murray’s many years of corporate management experience in a highly-regulated industry has made him especially qualified to serve in the Lead Director role.

C.A. Lance Piccolo	Director since March 2007	Age 70

Mr. Piccolo has been Chief Executive Officer of HealthPic Consultants, Inc., a private consulting company, since September 1996. From 2004 until December 2006, Mr. Piccolo also served as Chairman and CEO of Benchmark Medical, Inc. (now known as Physiotherapy Associates), a leader in outpatient rehabilitation services. From August 1992 until September 1996, he was Chairman of the Board and Chief Executive Officer of Caremark International Inc. Mr. Piccolo also serves as a director of NovaMed, Inc., an eye care services company, and MedAssets, Inc., a provider of technology-enabled finance-related products and services for hospitals and health systems. Mr. Piccolo previously served as vice chairman of the board of Caremark Rx, Inc. from September 1996 until the closing of the CVS/Caremark merger, when he became a director of CVS Caremark. He also previously served as a director of Chemtura Corporation, a polymer and specialty products manufacturer, until February 2009. We believe that Mr. Piccolo’s experience as a senior executive in the pharmacy benefit services industry, as well as his subsequent career as a consultant and board member focused in the health care industry, provide him with an important background for service on our Board.

Richard J. Swift	Director since September 2006	Age 66

Mr. Swift is the former Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., an international engineering and construction firm, having served in those positions from April 1994 until his retirement in October 2001. Mr. Swift also served as a member and as Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) from 2002 until his retirement from FASAC in December 2006. Mr. Swift is also a director of Public Service Enterprise Group Incorporated, an energy company, Ingersoll-Rand plc, a diversified industrial company, Kaman Corporation, a diversified manufacturer and distributor, and Hubbell Incorporated, an electrical and electronic products company. The Board greatly values Mr. Swift’s financial expertise, including his experience at FASAC and with various public company boards and audit committees for over 30 years of combined service. Mr. Swift is an audit committee financial expert and his accounting and financial skills are important to the oversight of our financial reporting, enterprise and operational risk management. He is also a Licensed Professional Engineer.

Tony L. White	Director since March 2011	Age 64

Mr. White is the former Chairman of the Board, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, having served in those positions from September 1995 until his retirement in November 2008. Mr. White is also a director of Ingersoll-Rand plc, a diversified industrial company, and C.R. Bard, Inc., a company that designs, manufacturers, packages, distributes and sells medical, surgical, diagnostic and patient care devices. Mr. White’s wealth of management experience in the life sciences and health care industries, including over 13 years as Chairman and CEO of an advanced-technology life sciences company and 26 years in various management positions at Baxter International, Inc., a provider of medical products and services, makes him well qualified to serve as a director of CVS Caremark.

The Board of Directors unanimously recommends a vote FOR the election of all nominees.

ITEM  2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2011, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification.

Fees of Principal Accounting Firm

The following table summarizes the fees paid to Ernst & Young for services rendered during fiscal 2010 and 2009.

	Fiscal Year Ended 12/31/10	Fiscal Year Ended 12/31/09
Audit Fees (1)	$5,162,200	$5,351,497
Audit Related Fees (2)	$2,352,000	$2,161,000
Tax Fees (3)	$95,000	$48,916
All Other Fees	—	—

(1)	Represents the aggregate fees and expenses billed for the audit of our consolidated financial statements and the audit of our internal control over financial reporting for the fiscal year, the reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the fiscal year.

(2)	Represents the aggregate fees billed for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations, procedures performed and reported on under Statements on Auditing Standards (SAS 70 reports), consultation on technical matters, and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Represents the aggregate fees billed for tax compliance, consulting and related services.

Fee Approval Policy

All audit services, audit-related services and tax services were pre-approved by the Audit Committee. The Audit Committee has considered whether Ernst & Young’s provision of services is compatible with maintaining Ernst & Young’s independence. The Audit Committee’s audit approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis to the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, so long as such pre-approvals are reported to the full Committee at its next scheduled meeting.

Representatives of Ernst & Young will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. Even if you do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes necessary in the best interest of the Company and the stockholders.

The Board of Directors unanimously recommends a vote FOR this proposal.

ITEM  3:  PROPOSAL TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), CVS Caremark is asking our stockholders to provide advisory approval of the compensation paid to our Named Executive Officers (“NEOs”), as described in the Compensation Discussion and Analysis (“CD & A”) and the Executive Compensation section of this proxy statement. As an advisory vote, this proposal is not binding upon the Company. However, the Management Planning and Development Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote in connection with its ongoing evaluation of the Company’s executive compensation program.

At CVS Caremark, the executive compensation philosophy reflects our strong commitment to paying for performance – both short- and long-term. We measure performance and results against both our aggressive internal financial targets and relative to the performance of our external peer group and determine compensation accordingly. We believe that our multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against our strategic goals may be appropriately measured and rewarded.

2010 was a year of transition and included many performance successes. CVS Caremark continued to perform favorably against our peer group on several critical measures including revenue growth, operating income growth, diluted earnings per share growth and return on net assets. However, certain performance metrics, including the performance metrics utilized in our annual and long-term incentive plans, performed below our targets. Accordingly, consistent with our pay-for-performance philosophy and the terms of our incentive plans, incentive compensation paid to our NEOs for 2010 reflects below-target performance.

We made significant decisions related to compensation for 2010. Specifically:

■	Performance for the three-year cycle ended on December 31, 2010 did not meet the threshold performance necessary to generate an award under our long-term incentive plan (“LTIP”). Consequently, no LTIP payout was made to any NEO.

■	2010 annual cash incentive awards were paid at levels below target for each of the NEOs to reflect operating profit below target.

■	To demonstrate our commitment to linking pay and performance, and in response to stockholder suggestions to incorporate a return metric into our executive compensation program, we implemented a new long-term incentive plan featuring a return on net assets performance metric. We believe that return on net assets is an important and appropriate focus, as successful management of our working capital in the near to medium-term drives sustained stockholder value. In addition, we determined that compensation payable based on an assessment of our financial results and progress must include a balanced view of both earnings and returns.

We urge stockholders to read the CD & A beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 57, which provide detailed information on the compensation of our NEOs. The Management Planning and Development Committee and the Board of Directors believe that the policies and procedures articulated in the CD & A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s long-term success.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the CVS Caremark executive officers named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

The Board of Directors unanimously recommends a vote FOR this proposal.

ITEM  4:  PROPOSAL REGARDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides stockholders the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Item 3 included on page 63 of this proxy statement. Although the vote is advisory and is not binding on the Board of Directors, the Board will take into account the outcome of the vote when considering how frequently to hold “say-on-pay” votes. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. Less frequency would allow stockholders to focus on overall design issues rather than details of individual decisions and would avoid the burden that annual votes would impose on stockholders required to evaluate the compensation programs of a large number of companies each year. On the other hand, an annual vote provides stockholders the opportunity to react promptly to emerging trends in compensation, offer feedback before those trends become ingrained over time and gives the board of directors and the compensation committee the opportunity to evaluate individual compensation decisions and compensation program changes each year in light of the timely feedback from stockholders.

After careful consideration and dialogue with our stockholders, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We will continue to engage with our stockholders regarding our executive pay programs between stockholder advisory votes as part of our governance process. The Company understands that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to alter the frequency of advisory votes and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

While you have the opportunity to vote for every 1, 2 or 3 years, or abstain from voting on the frequency of say-on-pay votes, our Board recommends that you vote for a frequency of say-on-pay votes of EVERY (1) YEAR.

ITEM  5:  STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS AND EXPENDITURES

On or about December 2, 2010, the Company received the following proposal from Green Century Equity Fund, 114 State Street, Ste. 200, Boston, MA 02109, beneficial owner of a total of 12,688 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Green Century Proposal”) in this proxy statement as they were submitted to us:

Resolved: That the shareholders of CVS Caremark (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	an accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of CVS Caremark, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

CVS Caremark contributed at least $1.5 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payment to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Statement of the Board Recommending a Vote AGAINST the Green Century Proposal

The Board of Directors has considered the Green Century Proposal and while it supports the transparency and accountability objectives, it believes that the adoption of the Green Century Proposal is unnecessary and would not be in the best interests of the Company or our stockholders. CVS Caremark seeks to be an effective participant in the political process by making prudent political contributions consistent with federal, state and local laws.

It is CVS Caremark policy that the CEO and the Board are exclusively responsible for determining the Company’s political interests and, subject to compliance with applicable laws and with the advice of counsel, deciding how to further those interests. This proposal is unnecessary because CVS Caremark’s business is subject to extensive regulation at the federal, state and local levels and we comply with all disclosure requirements of applicable law. CVS Caremark believes it has a responsibility to its clients, shareholders and employees to be engaged in the political process to both protect and promote our shared interests.

Corporate contributions by the Company are prohibited at the federal level; therefore, CVS Caremark does not make any at that level. Political contributions to federal candidates, political party committees and political action committees are made by the Company’s federal political action committee (“CVS-FPAC”), which is funded by voluntary contributions. The activities of CVS-FPAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. CVS-FPAC files monthly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in the public information made available to the FEC. Under the Lobbying Disclosure Act of 1995, CVS Caremark submits to Congress semi-annual reports, which are publicly available.

At the state level, the Company’s political contributions are also subject to regulation. Although some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. Any information regarding the corporate contributions made by CVS Caremark to state candidates or political parties is publicly available.

CVS Caremark provides an opportunity for its employees to participate in the political process by joining the Company’s voluntary employee political action committee (“CVS-EPAC”). CVS-EPAC allows employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by CVS-EPAC are funded entirely by the voluntary contributions of our employees. No corporate funds are used. CVS-EPAC complies in the same manner as CVS-FPAC with all of the reporting requirements under applicable law.

After reviewing the relevant disclosure laws, the Board has concluded that ample disclosure exists regarding our political contributions to address the concerns cited in this proposal. The Company believes this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. Furthermore, the Company is involved in a number of legislative initiatives that could significantly affect its business and operations. Parties with adverse interests also participate in the political process for their own business reasons and therefore any unilateral expanded disclosure by CVS Caremark could benefit these parties to the detriment of the Company and its stockholders.

Accordingly, the Board unanimously recommends a vote AGAINST the Green Century Proposal.

ITEM  6:  STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT

On or about September 24, 2010, the Company received the following proposal from Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of 7,600 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement, as modified by the proponent on November 24, 2010 (the “William Steiner Proposal”), in this proxy statement as they were submitted to us:

6 – Shareholder Action by Written Consent

RESOLVED: Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in Executive Pay – $30 million for CEO Thomas Ryan. Mr. Ryan had more than $44 million of accumulated pension benefits.

Thomas Ryan, Terrance Murray (our Lead Director) and Marian Heard (on our Audit and Nomination Committees) were marked as “Flagged (Problem) Directors” by The Corporate Library due to their involvement with FleetBoston, which approved a major round of executive rewards even as FleetBoston was under investigation for multiple instances of improper activity.

Richard Swift and Sheli Rosenberg had 5 directorships – over-commitment concerns. Four directors had 13 to 16-years long-tenure. As tenure increases independence declines. Each member of our Executive Pay Committee attracted 15% to 20% in negative votes: Terrence Murray (flagged), Lance Piccolo (flagged), David Brown, Jean-Pierre Millon, David Dorman and Sheli Rosenberg.

Our 2009 shareholder proposal to enable 10% of shareholders to call a special meeting won more than 61%-support. Our company then scuttled our opportunity to vote on a 2010 shareholder proposal to enable 10% of shareholders to call a special meeting. In order to scuttle our opportunity to reinforce our 61%-vote on the 10% proposal topic our management “gave” us an unnecessary opportunity to vote on a higher hurdle 20% proposal to enable shareholders to call a special meeting.

We had no proxy access, no cumulative voting and no independent board chairman.

Please encourage our board to respond positively to this proposal: Shareholder Action by Written Consent – Yes on 6.

Statement of the Board Recommending a Vote AGAINST the William Steiner Proposal

The Board has considered the William Steiner Proposal and believes that it is neither necessary nor in the best interests of our stockholders or the Company. The Company’s stockholders currently have the right to raise matters at both annual and special meetings, where items can be fully considered by the stockholders, management and the Board. Stockholders have frequently used annual meetings as a platform to communicate their thoughts and concerns, including through the use of stockholder proposals. In addition, pursuant to amendments to the Company’s Certificate of Incorporation and By-laws in 2010, the holders of 25% of the outstanding shares of our voting stock can call a special meeting of stockholders. Thus, stockholders have the opportunity to call together stockholders, the Board and management at a special meeting to discuss matters of concern to the stockholders on an expedited basis rather than waiting for the next annual meeting. As such, contrary to Mr. Steiner’s assertion, the Company’s stockholders are in fact able to raise important matters outside the normal annual meeting cycle.

The William Steiner Proposal would permit action by written consent of the stockholders entitled to cast the minimum number of votes as would be necessary to authorize the action at a stockholder meeting. A group of stockholders representing a bare majority would therefore be able to act without first having disseminated information on the matter to all stockholders, without being required to consult other stockholders and without having to give notice of or to hold a meeting. Under the William Steiner Proposal, action could effectively be taken before all stockholders have been informed of such action, and without other stockholders being protected by communications, opportunity for broad stockholder participation and other processes associated with a stockholder meeting. Giving a bare majority of stockholders the right to act only by written consent would deprive other stockholders of the valuable opportunity to discuss matters that affect the Company and all stockholders as a whole and to influence the voting process. The Board believes that matters that are of sufficient importance to be subject to stockholder action should be communicated to all stockholders before the decision is taken, and that all stockholders should have an equal opportunity to consider and vote on proposed stockholder actions, as is currently provided for under our Charter and By-laws.

Mr. Steiner makes certain allegations concerning the Company’s corporate governance practices and its directors that he suggests would be resolved by permitting action by written consent. In addition to the allegations being factually inaccurate, this contention is misleading and not borne out by the facts. As discussed above, permitting action by the written consent of a bare majority would have the effect of disenfranchising some stockholders. Furthermore, the Company’s stockholders are protected by a robust corporate governance model based on best practices. In that regard, the Board continually reassesses the Company’s corporate governance practices to ensure that they remain consistent with highest standards and that we identify additional measures to further benefit our stockholders.

The Board believes that the adoption of this proposal is unwarranted because of the Company’s manifest commitment to the highest standards of corporate governance. The Company’s corporate governance practices are fully described beginning on page 5 of this Proxy Statement, under the heading Corporate Governance and Related Matters. The Company has in the past promptly responded to stockholder concerns and taken measures to increase accountability and transparency. A recent example is the introduction of the right of holders of 25% of the Company’s outstanding capital stock to call special meetings. In summary, the Company’s current corporate governance structure is a sound one that is reviewed regularly to consider governance developments and best practices and that empowers its stockholders to express their concerns on important corporate matters.

Accordingly, the Board unanimously recommends a vote AGAINST the William Steiner Proposal.

OTHER MATTERS

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement including, without limitation, the Chamber Proposal discussed under “Voting” on page 2. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC, though as a practical matter the Company assists its directors and executive officers by monitoring transactions and completing and filing such forms on their behalf. Based on a review of such forms filed with the SEC and written representations from our reporting persons, CVS Caremark believes that all forms were filed in a timely manner during fiscal 2010, except Laird K. Daniels, the Company’s Senior Vice President – Controller, filed a Form 4 late, due to a clerical error.

Stockholder Proposals and Other Business for our Annual Meeting in 2012

If you want to submit a proposal for possible inclusion in our proxy statement for the 2012 annual meeting of stockholders, you must ensure your proposal is received by us on or before December 2, 2011 and is otherwise in compliance with the requirements of SEC rules.

In addition, if a stockholder would like to present business at an annual meeting of stockholders that is not to be included in the Company’s proxy statement, the stockholder must provide notice to the Company as provided in its by-laws. Such notice must be addressed to the Corporate Secretary of the Company and must arrive at the Company in a timely manner, between 90 and 120 days prior to the anniversary of our last annual meeting, which would be between January 13 and February 12, 2012. Under our by-laws, any stockholder notice for presenting business at a meeting must include, among other things (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder (including information concerning derivative ownership and other arrangements concerning our stock), (iii) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, and (iv) any material interest of the stockholder in such business. See “Corporate Governance and Related Matters – Director Nominations” for a description of the information required for director nominations.

Thomas M. Ryan

Chairman of the Board

March 31, 2011

Exhibit A

CVS Caremark Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills
•	Character, reputation and personal integrity
•	Judgment
•	Independence
•	Diversity
•	Commitment to the Company and service on the Board
•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Caremark Corporation

Categorical Standards to Assist in Independence Determinations

Our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1) Charitable donations or pledges. Charitable donations made to a tax-exempt organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated for any calendar year do not exceed the greater of $120,000 or 2% of the consolidated gross revenues of the charitable organization.

(2) Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3) Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4) NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized below. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to the Company in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director.)

NYSE Bright-Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in such compensation in any 12-month period.

(iii) A director who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor, or a director who is a current employee of such a firm, or if a director’s immediate family member is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance practice, or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time.

B-1

(iv) A director who is, or whose immediate family member is, or in the last three years has been, employed as an executive officer of another company where any of the listed company’s executives at the same time serve or served on that company’s compensation committee.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

CVS CAREMARK CORPORATION

INTERNET http://www.proxyvoting.com/cvs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
96537	96553 96529 9653

▼  FOLD AND DETACH HERE  ▼

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1. Election of 12 directors

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1	Edwin M. Banks	☐	☐	☐	1.7	Larry J. Merlo	☐	☐	☐

1.2	C. David Brown I	☐	☐	☐	1.8	Jean-Pierre Millon	☐	☐	☐

1.3	David W. Dorman	☐	☐	☐	1.9	Terrence Murray	☐	☐	☐

1.4	Anne M. Finucane	☐	☐	☐	1.10	C.A. Lance Piccolo	☐	☐	☐

1.5	Kristen Gibney Williams	☐	☐	☐	1.11	Richard J. Swift	☐	☐	☐

1.6	Marian L. Heard	☐	☐	☐	1.12	Tony L. White	☐	☐	☐

		FOR	AGAINST	ABSTAIN

Item 2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

Item 3.	Proposal to approve the Company’s executive compensation as disclosed in the proxy statement.	☐	☐	☐

The Board of Directors recommends a vote for stockholder approval EVERY (1) YEAR on Item 4.

	1 Year	2 Years	3 Years	Abstain

Item 4.	Frequency of future executive compensation votes. ☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST Items 5 and 6.		FOR	AGAINST	ABSTAIN

Item 5.	Stockholder proposal regarding political contributions and expenditures.	☐	☐	☐

Item 6.	Stockholder proposal regarding stockholder action by written consent.	☐	☐	☐

Other Matters. In their discretion, Messrs. Merlo and Dorman, as proxies, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

Please mark your
votes as indicated	☒
in this example

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

(Please sign, date and return this proxy card in the enclosed envelope.)

Signature	Name/Title	Date

You can now access your CVS Caremark Corporation account online.

Access your CVS Caremark Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for CVS Caremark Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/cvs

▼  FOLD AND DETACH HERE  ▼

CVS CAREMARK CORPORATION

Annual Meeting of Stockholders of CVS Caremark Corporation

Wednesday, May 11, 2011 at 9:00 a.m. (the “Meeting”)

Company Headquarters, One CVS Drive, Woonsocket, Rhode Island

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Larry J. Merlo and David W. Dorman as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS Caremark Corporation which the undersigned would be entitled to vote if present at the Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Caremark Employees: To the extent the undersigned is a participant in the 401(k) Plan and Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies (the “Plan”), the undersigned hereby instructs The Bank of New York Mellon, as trustee under the Plan, to vote as indicated on the reverse side, all shares of CVS Caremark common stock held in the Plan, as to which the undersigned would be entitled to give voting instructions if present at the Meeting. Shares held under the Plan for which voting instructions are not properly completed or signed, or received in a timely manner, will be voted in the same proportion as those shares for which voting instructions were properly completed and signed and received in a timely manner, so long as such vote is in accordance with the provisions of the Employment Retirement Income Security Act of 1974, as amended.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York Mellon may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3, FOR EVERY (1) YEAR ON ITEM 4, AND “AGAINST” ITEMS 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3, FOR EVERY (1) YEAR ON ITEM 4 AND AGAINST ITEMS 5 AND 6 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 96537	Fulfillment# 96553 96529 9653